Exhibit 4.7

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

December 31, 2018,

among

DEX MEDIA, INC.

as Borrower,

The Lenders Party Hereto

and

WILMINGTON TRUST,

NATIONAL ASSOCIATION

as Administrative Agent

- i -

- ii -

ANNEX:

Annex I	—	Deemed EBITDA

SCHEDULES:

Schedule 1.01	—	Mortgaged Property
Schedule 2.01(a)	—	Loans
Schedule 3.05	—	Properties
Schedule 3.09	—	Taxes
Schedule 3.13	—	Subsidiaries
Schedule 3.14	—	Insurance
Schedule 3.17	—	UCC Filing Jurisdictions
Schedule 3.21	—	Bank Accounts

- iii -

Schedule 5.01(g)	—	Summary of Key Performance Indicators
Schedule 6.01	—	Indebtedness
Schedule 6.02	—	Liens
Schedule 6.04	—	Investments
Schedule 6.10	—	Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Amended and Restated Guarantee and Collateral Agreement
Exhibit C-1	—	Form of U.S. Tax Compliance Certificate
Exhibit C-2	—	Form of U.S. Tax Compliance Certificate
Exhibit C-3	—	Form of U.S. Tax Compliance Certificate
Exhibit C-4	—	Form of U.S. Tax Compliance Certificate
Exhibit D	—	Form of Promissory Note
Exhibit E	—	Form of Borrowing Notice
Exhibit F	—	Form of Solvency Certificate
Exhibit G	—	Form of Closing Date Certificate

- iv -

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 31, 2018 (including all schedules and exhibits hereto, in each case, as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among DEX MEDIA HOLDINGS, INC., a Delaware corporation (“Holdings”), DEX MEDIA, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time party hereto (the “Lenders”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent for such lenders.

Recitals

WHEREAS, the Borrower has requested that the Lenders make available to the Borrower a senior secured term loan facility to the Borrower, in an aggregate principal amount not to exceed $825,000,000, by amending and restating that certain Credit Agreement, dated as of July 29, 2016, among Holdings, as borrower, the lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent for such lenders (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date, the “Existing Credit Agreement”);

WHEREAS, the Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree that, effective as of the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

Section 1.01.        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among the Borrower, certain other Credit Parties, certain other Subsidiaries of the Borrower, the lenders party thereto and the ABL Facility Agent (the “Existing ABL Credit Agreement”), as such document may be amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement.

“ABL Facility” means the senior secured asset based revolving credit facility under the ABL Credit Agreement.

“ABL Facility Agent” means Wells Fargo Bank, National Association, as administrative agent in respect of the ABL Facility Documents, and any successor administrative agent appointed in accordance with the terms thereof or any administrative agent under any replacement or refinanced ABL Credit Agreement.

“ABL Facility Documents” means the ABL Credit Agreement and the other “Loan Documents” under and as defined in the ABL Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Intercreditor Agreement.

“Acceptable Payment Percentage” has the meaning assigned to such term in Section 2.15(c).

“Accepted Amount” has the meaning assigned to such term in Section 2.15(c).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Wilmington Trust, National Association, in its capacity as administrative agent for the Lenders hereunder and its Affiliates and permitted successors acting in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Solely for purposes of Section 6.09, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person.

“Agent” means the Administrative Agent and each of its Affiliates and successors acting in any such capacity.

“Agent Fee Letter” means that certain letter agreement dated as of December 31, 2018, among the Borrower and the Agent and entitled “Administration Fees for Dex Media, Inc. – Amended and Restated Credit Facility”, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement” has the meaning assigned in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Adjusted LIBO Rate for a Eurodollar Loan with an Interest Period of one month commencing on such day plus 1% and (d) 2.00%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR 01 Page (or on any successor or substitute of such page) at approximately 11:00 a.m., London time, on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Alternate Rate Period” has the meaning assigned to such term in Section 2.09(a).

“Anti-Corruption Laws” means Laws relating to bribery or corruption, including the FCPA, the U.K. Bribery Act of 2010, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act and the Laws comprising or implementing the Bank Secrecy Act.

“Applicable Rate” means (a) with respect to any Loans comprising Eurodollar Loans, 9.00% per annum, and (b) with respect to any Loans comprising Base Rate Loans, 8.00% per annum.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Disposition” means (a) any sale, lease, license, sublicense, assignment, conveyance, transfer or other disposition (including pursuant to a sale and leaseback, securitization or spin-off transaction) of any property or asset of Holdings or any Subsidiary, other than dispositions described in clauses (a), (b), (e), (f) and (g) of Section 6.05 and (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings or any Subsidiary, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 365 days after such event.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, on any date, in respect of any lease of Holdings or any Subsidiary entered into as part of a sale and leaseback transaction subject to Section 6.06, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Available Amount” means, at any time (the “Reference Date”) an amount, which shall not be less than $0, equal to:

(a)          the sum of (in each case, without duplication):

(i)           an amount equal to the sum of (x) the remaining proceeds of the First Installment Loans (immediately after giving effect to the Closing Date and the fees and expenses associated therewith) that are not applied for any purpose, other than to reduce amounts outstanding under the ABL Credit Agreement, to fund Permitted Acquisitions pursuant to Section 6.04(k) or as utilizations of the Available Amount described in clause (b) below (such proceeds, the “First Installment Excess Proceeds”), (y) the proceeds of the Second Installment Loans (immediately after giving effect to the Second Installment Date and the fees and expenses associated therewith) that are not applied for any purpose, other than to reduce amounts outstanding under the ABL Credit Agreement, to fund Permitted Acquisitions pursuant to Section 6.04(k) or as utilizations of the Available Amount described in clause (b) below (such proceeds, the “Second Installment Excess Proceeds”) and (z) the amount by which commitments (which commitments, for purposes of this clause (z), shall not exceed the Permitted ABL Amount) under an ABL Credit Agreement that refinances the Existing ABL Credit Agreement, less fees and expenses associated with such refinancing, exceed $146,408,582.73;

(ii)          the cumulative portion of Borrower’s Excess Cash Flow Amount; plus

(iii)         the amount of any capital contributions (other than capital contributions constituting Cure Proceeds or any other capital contribution which is applied for any other purpose under this Agreement) received in cash or Permitted Investments by the Borrower (or by Holdings and contributed to the Borrower) after the Closing Date (net of any costs and expenses paid by Holdings with respect thereto or other application of such amounts to increase the amount of any baskets under Article VI or to finance a transaction permitted under Article VI) during the Available Amount Reference Period; minus

(b)          the sum of (in each case, without duplication):

(i)           the aggregate amount of any Restricted Payments made by Holdings pursuant to Section 6.08(a)(iv) after the Closing Date and prior to such time; plus

(ii)          the aggregate amount of Investments made pursuant to Section 6.04(l) after the Closing Date and prior to such time; plus

(iii)         the aggregate amount of Discounted Voluntary Repurchases, based upon the actual amount of cash paid in connection therewith, made pursuant to Section 2.15 after the Closing Date and prior to such time.

“Available Amount Conditions” means (a) immediately before and after giving effect to the applicable Available Amount Transaction, no Event of Default shall be continuing or would result therefrom and (b) solely with respect to any Available Amount Transaction made in reliance on clause (a)(ii) of the definition of “Available Amount,” after giving effect to such Available Amount Transaction (including the incurrence of any Indebtedness in connection therewith), the Pro Forma Leverage Ratio is equal to or less than 1.50:1.00.

“Available Amount Reference Period” means, with respect to any Reference Date (as defined in the definition of Available Amount), the period commencing immediately after the Closing Date and ending on the Reference Date.

“Available Amount Transaction” means, as applicable, an Investment pursuant to Section 6.04(u) or any Restricted Payment pursuant to Section 6.08(a)(iv), in each case made in reliance on the Available Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Code (11 U.S.C. §101 et seq.), as amended from time to time, and any successor statute.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Billing and Collection Agreement” means the Second Amended and Restated Agreement for AT&T Billing Solution Services, dated as of June 20, 2017, among YP LLC and Print Media LLC, individually and collectively as the customer, and AT&T Services, Inc., on behalf of Pacific Bell Telephone Company d/b/a AT&T California, Nevada Bell Telephone Company d/b/a AT&T Nevada, Illinois Bell Telephone Company d/b/a AT&T Illinois, Indiana Bell Telephone Company, Incorporated d/b/a AT&T Indiana, Michigan Bell Telephone Company d/b/a AT&T Michigan, The Ohio Bell Telephone Company d/b/a AT&T Ohio, Wisconsin Bell, Inc. d/b/a AT&T Wisconsin, and/or BellSouth Telecommunications, Inc. d/b/a AT&T Alabama, AT&T Florida, AT&T Georgia, AT&T Kentucky, AT&T Louisiana, AT&T Mississippi, AT&T North Carolina, AT&T South Carolina and AT&T Tennessee.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bona Fide Debt Fund” means any debt fund Affiliate or investment vehicle of a Disqualified Institution that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in loans, commitments and similar extensions of credit in the ordinary course of business.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower’s Excess Cash Flow Amount” means for any full fiscal quarter ending after the Closing Date, starting with the fiscal quarter commencing on January 1, 2019, an amount determined following the end of such fiscal quarter of Holdings (and certified by a Financial Officer of Holdings pursuant to Section 5.01(c)(xi)), equal to Excess Cash Flow that is not required to prepay the Loans pursuant to Section 2.06(c) (but without giving effect to any dollar-for-dollar reductions in respect of voluntary prepayments as therein provided).

“Borrowing” means Loans of the same Type, made or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Notice” means a notice substantially in the form of Exhibit E.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of Holdings and its consolidated Subsidiaries for such period, determined in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CFC” means a direct or indirect Subsidiary of Holdings that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means a direct or indirect Domestic Subsidiary of Holdings substantially all of the assets of which consist (directly or indirectly) of capital stock, stock equivalents and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means the ownership, beneficially or of record, by any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a Permitted Holder or Permitted Holders of more than 35% of the outstanding Equity Interests in Holdings entitled to vote for election of directors, which person or group owns more of the Equity Interests in Holdings entitled to vote for election of directors than the Permitted Holders.

“Change in Control Notice” shall have the meaning given to it in Section 2.06(f).

“Change in Control Offer” shall have the meaning given to it in Section 2.06(f).

“Change in Control Payment Date” shall have the meaning given to it in Section 2.06(f).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning assigned to such term in Section 9.13.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived), which date is December 31, 2018.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral and Guarantee Requirement” means the requirement that:

(a)          the Administrative Agent shall have received from each Loan Party either (i) a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Subsidiary that becomes a Loan Party after the Closing Date, (x) a supplement to the Guarantee and Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary, (y) a perfection certificate in respect of such Subsidiary substantially in the form executed on the Closing Date and (z) a customary secretary’s certificate in respect of such Subsidiary, in form and substance similar to the certificate delivered pursuant to Section 4.02(b) attaching (1) a copy of the charter, articles or certificate of organization, incorporation or formation (as applicable) of such Subsidiary certified as of a recent date (or such other date acceptable to the Required Lenders) by the relevant authority of the jurisdiction of organization, incorporation or formation (as applicable) of such Subsidiary, (2) a copy of the operating agreement, bylaws or similar governing documentation for such Loan Party, together with all applicable amendments and modifications thereto, certified by an authorized officer of such Loan Party as being in full force and effect as at such date, without any modification or amendment except as set forth therein, (3) a copy of resolutions adopted by the Governing Board of such Subsidiary authorizing the execution, delivery and performance in accordance with their respective terms of the Loan Documents to which such Subsidiary will become a party and any other documents required or contemplated under the Loan Documents, (4) signature and incumbency certificates of the officers of such Subsidiary authorized to execute such Loan Documents and other documents, (5) a good standing certificate for such Subsidiary from its jurisdiction of organization, incorporation or formation, each dated a recent date prior to the date such Subsidiary becomes a Loan Party and (6) such other documents as Administrative Agent may reasonably request at the written direction of any Lender;

(b)          all outstanding Equity Interests of each Subsidiary of Borrower shall have been pledged pursuant to the Guarantee and Collateral Agreement (except that the Borrower and each other Loan Party shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any first-tier CFC or CFC Holding Company or any Equity Interests of any subsidiary of a CFC or a CFC Holding Company if it reasonably determines that this is reasonably likely to result in material adverse U.S. federal income tax consequences to Holdings, Borrower or any of their U.S. Subsidiaries ) and the Administrative Agent shall have received all certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)          all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent or Required Lenders to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Guarantee and Collateral Agreement, shall have been filed, registered or recorded or delivered to the Agent for filing, registration or recording;

(d)          the Administrative Agent shall have received (i) counterparts of any Mortgage required to be entered into after the Closing Date pursuant to Sections 5.12 or 5.14 with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Required Lenders and the Administrative Agent may reasonably request, (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Required Lenders and the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property and (iv) flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Required Lenders and the Administrative Agent, certified to the Administrative Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map; and

(e)          each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitments” means the First Installment Commitments and the Second Installment Commitments.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) (x) any non-recurring extraordinary charges for such period (provided that (I) the aggregate amount of Net Extraordinary Charges added back to Consolidated EBITDA pursuant to this clause (a)(iv)(x), plus (II) the aggregate amount added back to Consolidated EBITDA pursuant to clause (a)(v) below plus (III) the aggregate amount added back to Consolidated EBITDA pursuant to the third-to-last sentence below shall not exceed 12.5% of Consolidated EBITDA for such period) and (y) any non-cash charges for such period (including in respect of equity compensation of employees), (v) non-recurring business optimization expenses and other restructuring charges, including expenses incurred in connection with inventory optimization programs, office or facility closure, relocation, headcount savings, product margin and integration savings, office or facility consolidations and openings, retention, severance, systems establishment costs, contract termination costs and reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses (provided that (I) the aggregate amount added back to Consolidated EBITDA pursuant to this clause (a)(v), plus (II) the aggregate amount of Net Extraordinary Charges added back to Consolidated EBITDA pursuant to clause (a)(iv)(x) above, plus (III) the aggregate amount added back to Consolidated EBITDA pursuant to the third-to-last sentence below shall not exceed 12.5% of Consolidated EBITDA for such period), (vi) payments of customary investment and commercial banking fees and expenses in connection with transactions permitted by this Agreement, (vii) cash premiums, penalties or other payments payable in connection with the early extinguishment or repurchase of Indebtedness, and (viii) Specified Charges for such period, and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, (i) consolidated interest income for such period, (ii) any extraordinary gains and non-cash gains (including, without limitation, any gain arising from the retirement of Indebtedness) for such period, all determined on a consolidated basis in accordance with GAAP and (iii) cash rental and other cash payments made for such period pursuant to the Tucker Lease. For purposes of calculating the Leverage Ratio as of any date, if the Borrower or any consolidated Subsidiary has (i) made any Permitted Acquisition, (ii) consummated any sale, transfer, lease, license, sublicense or other disposition outside of the ordinary course of business of a Subsidiary or of assets constituting a business unit, in each case as permitted by Section 6.05, or (iii) effected or commenced any restructuring of the business of Holdings or any of its Subsidiaries that is expected to have a continuing impact that is factually supportable, including cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments Holdings determines are reasonable and are reasonably expected to be realized within 12 months thereof as set forth in a certificate of a Financial Officer of Holdings, in each case during the period of four consecutive fiscal quarters (a “Reference Period”) most recently ended on or prior to such date (or since the end of the Reference Period and prior to the date of determination), Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto, as if such transaction (and any related incurrence, repayment or assumption of Indebtedness with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of such Reference Period; provided that (I) the adjustments made to Consolidated EBITDA pursuant to this sentence plus (II) the aggregate amount of Net Extraordinary Charges added back to Consolidated EBITDA pursuant to clause (a)(iv)(x) above, plus (III) the aggregate amount added back to Consolidated EBITDA pursuant to clause (a)(v) above shall not exceed 12.5% of Consolidated EBITDA for any period and shall be without duplication of any other increase to Consolidated EBITDA pursuant to any other the provisions of the definition thereof. The calculation of Consolidated EBITDA shall exclude any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP. Notwithstanding anything to the contrary contained in this definition, for the purpose of determining Consolidated EBITDA under this Agreement for any period that includes the fiscal quarters ending March 31, 2018, June 30, 2018 or September 30, 2018, Consolidated EBITDA for such fiscal quarters shall be the respective amounts set forth in the row titled “Consolidated EBITDA” under the heading “Q1’18”, “Q2’18” and “Q3’18”, respectively, in Annex I attached hereto (“Deemed EBITDA”); provided that any adjustments set forth in the definition of Consolidated EBITDA, and “Consolidated Net Income” in respect of any period during which Deemed EBITDA is being used, shall not be duplicative of amounts already included in Deemed EBITDA.

“Consolidated Net Income” means, for any period, the net income or loss, before the effect of the payment of any dividends or other distributions in respect of preferred stock, of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and adjusted to eliminate any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase method of accounting for the transactions contemplated by any acquisition, in accordance with GAAP; provided, that there shall be excluded (a) the income of any Person (other than the Borrower or a Loan Party) in which any other Person (other than the Borrower or any Loan Party or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any Loan Party during such period, and (b) except as otherwise contemplated by the definition of “Consolidated EBITDA”, the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any Subsidiary or the date that such Person’s assets are acquired by Holdings or any Subsidiary. For purposes of this Agreement and the other Loan Documents, Consolidated Net Income will be determined consistent with past practice and without giving effect to Accounting Standards Update 2016-2, Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Date” means the Closing Date and each other date on which a Loan is or was extended under this Agreement.

“Debt Issuance” means the incurrence by Holdings or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01(a).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate Interest” has the meaning assigned to such term in Section 2.08(b).

“Defaulting Lender” means any Lender that has (a) notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (b) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (c) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (c) the Borrower and the Required Lenders shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder, or (d) become the subject of a Bail-In Action. For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in such Lender or its parent by a Governmental Authority.

“Discounted Voluntary Repurchase” has the meaning assigned to such term in Section 2.15(a).

“Discounted Voluntary Repurchase Amount” has the meaning assigned to such term in Section 2.15(c).

“Discounted Voluntary Repurchase Notice” has the meaning assigned to such term in Section 2.15(c).

“Disinterested Member” means a member of the Borrower’s Governing Board who does not have a financial interest in a relevant transaction or arrangement (or series of related transactions or arrangements), excluding, in all cases, a financial interest in such transaction or arrangement (or series of transactions or arrangements) solely as an equity holder or member of the Governing Board of the Borrower and/or its Subsidiaries.

“Disqualified Institution” means (i)(x) those banks, financial institutions and other Persons identified by the Borrower to the Administrative Agent by name in writing prior to the Closing Date and (y) Persons that are direct competitors of the Borrower or any of its Subsidiaries identified by the Borrower to the Administrative Agent by name in writing at any time and from time to time prior to, on or after the Closing Date or (ii) any Affiliate of such Persons, other than Bona Fide Debt Funds (provided that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates but shall act in good faith).

“Dutch Auction” has the meaning assigned to such term in Section 2.15(a).

“Dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Notice” means a written notice from the Borrower to the Administrative Agent in the form of Exhibit C hereto.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by any Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Plan; (e) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA; (f) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any full fiscal quarter ending after the Closing Date, starting with the fiscal quarter commencing on January 1, 2019, without duplication, (i) net cash provided by operating activities of Holdings and its Subsidiaries for such quarterly period as reflected in the statement of cash flows on the consolidated financial statements of Holdings for such fiscal quarter, minus (ii) the amount of Capital Expenditures made during such period using Internally Generated Cash, minus (iii) net cash provided by operating activities, if any, required so that the Loan Parties would have held cash and Permitted Investments equal to the Minimum Liquidity Amount as of the last day of such fiscal quarter.

“Exchange Act” has the meaning assigned to such term in the definition of “Change in Control”.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any other recipient or required to be withheld or deducted from a payment to the Administrative Agent, any Lender or any other recipient, (a) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Administrative Agent, any Lender or any other recipient being organized under the laws of, or having its principal office located in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.14(b)), any U.S. withholding Tax that is in effect and would apply to amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding Tax pursuant to Section 2.12, (c) Taxes attributable to such Lender’s failure (other than as a result of any Change in Law) to comply with Section 2.12(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned thereto in the recitals.

“Existing Indebtedness” means all Indebtedness of Holdings or the Borrower existing on the Closing Date immediately prior to the Transactions other than the Indebtedness specified on Schedule 6.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreement with respect thereto and applicable official implementing guidance thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller, president or vice president of finance of such Person, or any other officer having substantially similar duties as any of the foregoing.

“First Installment Commitment” means the commitment of a Lender to make or otherwise fund a First Installment Loan and “First Installment Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s First Installment Commitment is set forth on Schedule 2.01. The aggregate amount of First Installment Commitments as of the Closing Date is $400,000,000.

“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) First Lien Secured Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date for which internal financial statements of Holdings are available.

“First Lien Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Total Indebtedness outstanding on such date that is secured by a First Priority Lien on any assets or property of the Borrower and its Subsidiaries.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is senior in priority to any other Lien to which such Collateral is subject, other than Permitted Liens applicable to such Collateral which as a matter of law have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means (i) a Subsidiary organized under the laws of a jurisdiction located outside the United States of America or (ii) a Subsidiary of any Person described in the foregoing clause (i).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Board” means (a) the managing member or members or any controlling committee of members of any Person, if such Person is a limited liability company, (b) the board of directors of any Person, if such Person is a corporation or (c) any similar governing body of any Person.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date (as further amended, restated, supplemented or otherwise modified from time to time), by and among each Loan Party and the Administrative Agent, substantially in the form of Exhibit B hereto.

“Guarantors” means, collectively, (a) Holdings and (b) each direct and indirect domestic subsidiary of the Borrower (other than any CFC Holding Company or Foreign Subsidiary) now existing or hereafter formed or acquired and each other Person party to the Guarantee and Collateral Agreement as a guarantor thereunder and each other Person, if any, that executes a guaranty or other similar agreement in favor of the Administrative Agent in connection with the transactions contemplated by this Agreement and the other Loan Documents.

“Hazardous Materials” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances; or (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law.

“Historical Financial Statements” means as of the Closing Date, (i) the 2017 Annual Report delivered to the Administrative Agent prior to the Closing Date, and (ii) the unaudited financial statements of Holdings and its Subsidiaries as of the most recent fiscal quarter ended after the date of the 2017 Annual Report referred to in clause (i) above, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by a Financial Officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything to the contrary, in no event shall the obligations (including rental payments) under the Tucker Lease be deemed to be Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and, (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, Marks, Mark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of June 30, 2017 (as amended, supplemented, restated or otherwise modified from time to time) between the Administrative Agent and the ABL Facility Agent.

“Interest Election Request” means a request by the Borrower to continue a Borrowing in accordance with Section 2.03.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (b) with respect to any ABR Loan, the last day of each March, June, September and December.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) all Eurodollar Borrowings shall have the same Interest Period, (b) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (c) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” means, with respect to any period, any cash of Holdings or any Subsidiary generated during such period, excluding the proceeds of any Asset Disposition or casualty event and any cash that is generated from an incurrence of Indebtedness, an issuance of Equity Interests or a capital contribution.

“Investment” means purchasing, holding or acquiring (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any loans or advances (other than commercially reasonable extensions of trade credit) to, guaranteeing any obligations of, or making or permitting to exist any investment in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any Person constituting a business unit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment (including any Indebtedness of a Person existing at the time such Person becomes a Subsidiary in connection with any Investment and any Indebtedness assumed in connection with any acquisition of assets), plus the cost of all additions, as of such date, thereto and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash (but not greater than the amount originally invested) as a repayment of principal or a return of capital (including pursuant to any sale or disposition of such Investment), as the case may be, but without any other adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. In determining the amount of any Investment involving a transfer of any property other than cash, such property shall be valued at its fair market value at the time of such transfer.

“Lenders” has the meaning assigned to such term in the preamble to this Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings most recently ended as of such date for which internal financial statements of Holdings are available.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the greater of (a) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR 01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period (or in the event that such rate does not appear on Reuters Screen LIBOR 01 Page (or otherwise on such screen), the “LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the major banks are offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and (b) 1.00%.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” has the meaning assigned to such term in Section 2.01(a).

“Loan Documents” means this Agreement, the Intercreditor Agreement, the Security Documents, and all other certificates, documents, instruments or agreements executed and delivered by a Loan Party in connection with, or related to, any of the foregoing.

“Loan Parties” means the Borrower and the Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Marks” means all current and future (i) trademarks, service marks, trade styles, and logos (including all registrations and recordings thereof and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise) and (ii) trademark rights in any trade names, corporate names, company names, business names, fictitious business names, other source or business identifiers Internet domain names, subdomain names and social media account or page addresses (but excluding all other rights in the foregoing items in this subsection (ii), including any rights in any registrations or recordings for the foregoing items), and in each case of subsections (i) and (ii), all goodwill associated therewith and all commonlaw rights related thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, material agreements, liabilities, financial condition or results of operations of Holdings and its Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to fully and timely perform their Obligations or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans but including, for the avoidance of doubt, Guarantees) of any one or more of Holdings and its Subsidiaries, in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means December 31, 2023, or, if such day is not a Business Day, the next preceding Business Day.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Minimum Liquidity Amount” means (i) $30,000,000 in the sum of (x) cash and Permitted Investments that does not appear (or is not required to appear) as “restricted” on a consolidated balance sheet or such lesser amount of cash and Permitted Investments that does not appear (or is not required to appear) as “restricted” on a consolidated balance sheet, in each case, as the Governing Board of the Borrower shall reasonably determine, plus (y) the aggregate unused amount of the commitments as of any date of determination under the ABL Credit Agreement (or such lesser amount that is available as of such date under any borrowing base with respect to the ABL Credit Agreement, if applicable) plus (ii) additional amounts reasonably necessary for subclause (i) to at all times equal at least $30,000,000 after giving effect to anticipated reductions in the amount of commitments or the borrowing base, as applicable, under the ABL Credit Agreement over the next 90 days.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any real property and improvements thereto to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Required Lenders.

“Mortgaged Property” means each parcel of real property and improvements thereto listed on Schedule 1.01 and each other parcel of real property and improvements thereto owned in fee by a Loan Party with respect to which a Mortgage is granted pursuant to Sections 5.12 or 5.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Extraordinary Charges” means, for any determination period, an amount (which shall not be less than zero) equal to (x) the amount of non-recurring extraordinary charges for such period, minus (y) the amount of any extraordinary gains deducted from Consolidated EBITDA for such period pursuant to clause (b)(ii) of the definition thereof.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, including cash received in respect of any debt instrument or equity security received as non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including underwriting discounts and commissions and collection expenses) paid or payable by the Loan Parties or any Subsidiary thereof to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Loan Parties or any Subsidiary thereof as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event (it being understood that this clause shall not apply to customary asset sale provisions in offerings of debt securities) and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Loan Parties or any Subsidiary thereof (provided that such amounts withheld or estimated for the payment of taxes shall, to the extent not utilized for the payment of taxes, be deemed to be Net Proceeds received when such nonutilization is determined), and the amount of any reserves established by the Loan Parties or any Subsidiary thereof to fund contingent liabilities reasonably estimated to be payable, in each case that are directly attributable to such event (provided that such reserves and escrowed amounts shall be disclosed to the Administrative Agent promptly upon being taken or made and any reversal of any such reserves will be deemed to be Net Proceeds received at the time and in the amount of such reversal), in each case as determined reasonably and in good faith by a Financial Officer of the Borrower.

“Obligations” means (a) the prompt payment in full in cash when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Bankruptcy Code) of the principal of and interest on the Loans made by the Lenders to the Borrower and all fees, indemnification payments, premium and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing or existing to the Lenders or the Administrative Agent by the Borrower under this Agreement and by any Loan Party under any of the Loan Documents, in each such case, strictly in accordance with the terms thereof and including all interest, fees, premium and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceeding with respect to the Borrower or any Loan Party, whether or not such interest, fees, premium or expenses are enforceable or allowed as a claim in such proceeding and (b) any other obligations, covenants and duties of the Loan Parties arising under or in connection with any of the Loan Documents. Notwithstanding anything herein or in any other Loan Document to the contrary, the Obligations shall not include any Excluded Swap Obligations.

“Open Market Purchases” has the meaning assigned to such term in Section 2.15(a).

“Optional Repurchase” means, with respect to any outstanding Indebtedness, any optional or voluntary repurchase, redemption or prepayment made in cash of such Indebtedness, the related payment in cash of accrued interest to the date of such repurchase, redemption or prepayment on the principal amount of such Indebtedness repurchased, redeemed or prepaid, the payment in cash of associated premiums (whether voluntary or mandatory) on such principal amount and the cash payment of other fees and expenses incurred in connection with such repurchase, redemption or prepayment.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient, Taxes imposed as a result of a present or former connection between such party and the jurisdiction imposing such Tax (other than connections arising from the recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future recording, stamp, court, documentary, intangible, excise, transfer, sales, property or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.14).

“Paid in Full” or “Payment in Full” means:

(a)          payment in full in cash of the principal of, premium (including the Prepayment Premium) and interest (including premium and interest accruing on or after the commencement of any bankruptcy proceeding, whether or not such interest would be allowed in such bankruptcy proceeding) constituting the Obligations;

(b)          payment in full in cash of all other amounts that are due and payable or otherwise accrued and owing under any Loan Document (other than any contingent indemnification obligations for which no claim or demand for payment, whether oral or written, has been made at such time (such indemnification obligations, “Unmatured Surviving Obligations”) with respect to the Obligations; and

(c)          termination or expiration of all commitments of the holders of the Obligations, to extend credit or make loans or other credit accommodations to any of the Loan Parties.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(iii).

“Payment Percentage” has the meaning assigned to such term in Section 2.15(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted ABL Amount” means, on the Closing Date, the lesser of (i) $175,000,000 and (ii) the Maximum Revolver Amount (as defined in the ABL Credit Agreement).

“Permitted Acquiror” means any of the Persons identified in writing by the Borrower to the Administrative Agent by name prior to the Closing Date.

“Permitted Acquisitions” means any acquisition (by merger, consolidation or otherwise) by the Borrower or a Loan Party of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if (a) both before and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, (b) substantially all the business of such acquired Person or business consists of one or more Permitted Businesses, (c) each Subsidiary resulting from such acquisition (and which survives such acquisition) other than any CFC or CFC Holding Company, shall be a Loan Party and 100% of the Equity Interests of each such Subsidiary shall be owned directly by the Borrower and/or Loan Parties and shall have been (or within ten Business Days (or such longer period as may be acceptable to the Required Lenders) after such acquisition shall be) pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations of the pledge of Equity Interests of CFCs or CFC Holding Companies set forth in the definition of “Collateral and Guarantee Requirement”), (d) the Collateral and Guarantee Requirement shall have been (or within ten Business Days (or such longer period as may be acceptable to the Required Lenders) after such acquisition shall be) satisfied with respect to each such Subsidiary, (e) the Borrower and the Subsidiaries are in Pro Forma Compliance after giving effect to such acquisition and (f) the Borrower has delivered to the Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c), (d) and (e) above, together with all relevant financial information for the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (e) above.

“Permitted Business” means the telephone and internet, targeted print, marketing, digital and directory services businesses (including CRM applications), business software businesses and newspapers, magazines and other media businesses, and businesses reasonably related, incidental or ancillary thereto or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Encumbrances” means:

(a)          Liens imposed by law for taxes that are not yet delinquent or are being contested in compliance with Section 5.05;

(b)          carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c)          pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)          deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)          judgment Liens in respect of judgments or attachments that do not constitute a Default or an Event of Default under clause (i) of Article VII; provided that any such Lien is released within 30 days following the creation thereof;

(f)           easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that are not substantial in amount and do not, or could not reasonably be expected to, materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings or any Subsidiary;

(g)          Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(h)          any interest or title of a lessor under any lease entered into by Holdings or any Subsidiary of Holdings in the ordinary course of its business and covering only the assets so leased;

(i)           the licensing or sublicensing (other than exclusive licenses or sublicenses) of Intellectual Property in the ordinary course of business in a manner that does not, or could not reasonably be expected to, materially interfere with the business of Holdings and its Subsidiaries; and

(j)           any provision for the retention of title to any property by the vendor or transferor of such property, which property is acquired by Holdings or a Subsidiary of Holdings in a transaction entered into in the ordinary course of business of Holdings or such Subsidiary of Holdings and for which kind of transaction it is normal market practice for such retention of title provision to be included;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holder” means (x) the Sponsor, so long as the Sponsor owns, beneficially or of record, at least 20% of the outstanding Equity Interests in Holdings entitled to vote for election of directors, (y) any other Person who owns Equity Interests directly or indirectly in Holdings as of the Closing Date, and any Affiliate of any such Person and (z) a Permitted Acquiror that acquires Equity Interests directly or indirectly in Holdings no later than 180 days after the Closing Date (or, if a binding contractual agreement is entered into within such 180-day period to consummate such acquisition within 90 days thereof, no later than 270 days following the Closing Date); provided that the minimum enterprise value of Holdings and its Subsidiaries (as reasonably calculated by the Borrower in good faith and delivered to the Administrative Agent for delivery to the Lenders) after giving pro forma effect to, and the valuation implied by, such acquisition of Equity Interests is equal to or greater than $1,500,000,000.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.01.

“Permitted Investments” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing or allowing for liquidation at the original par value at the option of the holder within one year from the date of acquisition thereof;

(b)          investments in commercial paper (other than commercial paper issued by the Borrower or any of its Affiliates) maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances, time deposits or overnight bank deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000, and having a debt rating of “A-1” or better from S&P or “P-1” or better from Moody’s;

(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)          money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Unsecured Indebtedness” means unsecured Indebtedness that (i) provides solely for interest to be payable in-kind and not in cash, (ii) has a maturity date that is 180 days or more after the scheduled maturity date of the Loans, (iii) has covenants and other terms which, taken as a whole, are no more restrictive to Holdings and its Subsidiaries than the terms of this Agreement, taken as a whole (provided that such Indebtedness may have covenants and terms that are more restrictive in respect of the incurrence of additional unsecured Indebtedness), and (iv) does not require any payments of principal thereof until the Loans have been Paid in Full.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means any (a) Asset Disposition or (b) Debt Issuance.

“Prepayment Premium” has the meaning assigned to such term in Section 2.06(g).

“Prime Rate” means the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the FRB (as determined by Agent); each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Office” means such office as the Administrative Agent may from time to time designate to the Borrower and each Lender as its principal office.

“Pro Forma Compliance” means, with respect to any event, that Holdings is in pro forma compliance with Section 6.14 recomputed as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of the four fiscal quarter period most recently ended on or prior to such date for which financial statements have been delivered pursuant to Section 5.01.

“Pro Forma Leverage Ratio” means, on any date, the Leverage Ratio on the last day of Borrower’s most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 after giving pro forma effect through and including such date to (i) all payments, prepayments, redemptions, retirements, sinking fund payments, and borrowings, issuances and other incurrences, of Indebtedness and (ii) all Permitted Acquisitions, including any proposed Permitted Acquisition with respect to which the Pro Forma Leverage Ratio is to be tested.

“Range” has the meaning assigned to such term in Section 2.15(c).

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any real property.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Refinancing Indebtedness”.

“Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew or refinance existing Indebtedness (“Refinanced Debt”); provided, that (a) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith, (b) such Indebtedness has a later maturity and a longer weighted average life than the Refinanced Debt, (c) such Indebtedness bears a market interest rate (as reasonably determined in good faith by the board of directors of the Borrower) as of the time of its issuance or incurrence, (d) if the Refinanced Debt or any Guarantees thereof are subordinated to the Obligations, such Indebtedness and Guarantees thereof are subordinated to the Obligations on terms no less favorable to the holders of the Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt guarantees such Indebtedness), (e) such Indebtedness contains covenants and events of default and is benefited by Guarantees (if any) which, taken as a whole, are reasonably determined in good faith by the board of directors of the Borrower not to be materially less favorable to the Lenders than the covenants and events of default of or Guarantees (if any) in respect of such Refinanced Debt, (f) if such Refinanced Debt or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and Guarantees thereof, (g) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured, (h) such Indebtedness is issued only by the issuer of such Refinanced Debt and (i) the proceeds of such Indebtedness are applied promptly (and in any event within 45 days) after receipt thereof to the repayment of such Refinanced Debt.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Reinvestment” has the meaning assigned to such term in Section 2.06(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, Controlling Persons and advisors of such Person and of each of such Person’s Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Loans representing more than 50% of the sum of the total outstanding Loans at such time.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in such Person or of any option, warrant or other right to acquire any such Equity Interests in such Person.

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive Sanctions that broadly prohibit or restrict dealings in, with or involving such country or territory.

“Sanctioned Person” means any Person that is: (i) identified on a Sanctions List; (ii) domiciled, organized or resident in a Sanctioned Country; (iii) owned or controlled by, or acting for or on behalf of, directly or indirectly, any Person described in the foregoing clauses (i) or (ii); or (iv) otherwise the subject or target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority..

“Sanctions Authority” means: (a) the U.S. government, including OFAC and the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union and each of its member states; and (d) the United Kingdom, including the Office of Financial Sanctions Implementation of Her Majesty’s Treasury; and (e) any other relevant Governmental Authority in any jurisdiction in which in any of the Loan Parties operate or conduct business.

“Sanctions List” means any Sanctions-related list of designated Persons maintained by any Sanctions Authority, including the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Consolidated United Nations Security Council Sanctions List, the consolidated list of persons, groups and entities subject to EU financial sanctions and the Consolidated List of Financial Sanctions Targets in the UK.

“Second Installment Commitment” means the commitment of a Lender to make or otherwise fund a Second Installment Loan and “Second Installment Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Second Installment Commitment is set forth on Schedule 2.01. The aggregate amount of Second Installment Commitments as of the Closing Date is $425,000,000.

“Second Installment Date” means January 31, 2019.

“Secured Parties” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” means the Guarantee and Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered by any Loan Party pursuant to this Agreement or any other Loan Document (including pursuant to the Guarantee and Collateral Agreement) to secure (or reaffirm the grant of security for) any of the Obligations.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit F.

“Solvent” and “Solvency” mean, with respect to Holdings and its Subsidiaries, on a consolidated basis, taken as a whole, on any date of determination, that on such date (a) the fair value of the assets of Borrower and its Subsidiaries, on a consolidated basis, taken as a whole (calculated on a going concern basis), is greater than the total amount of debt, including contingent liabilities, of Borrower and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of Borrower and its Subsidiaries on a consolidated basis taken as a whole, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person as they become absolute and matured in the ordinary course, (c) the capital of Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Borrower and its Subsidiaries, taken as a whole, contemplated as of such date; and (d) Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purpose hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, representing the amount that can reasonably be expected to become an actual or matured liability.

“Specified Charges” means (a) out-of-pocket cash costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by Holdings, the Borrower or any of their respective Subsidiaries and incurred in connection with this Agreement and (b) out-of-pocket costs, fees and expenses for attorneys, auditors, accountants, consultants, and advisors retained by the Administrative Agent and the Lenders and reimbursed by Holdings, the Borrower or any of their respective Subsidiaries (without, including without limitation, the fees and expenses of the Administrative Agent) incurred in connection with this Agreement.

“Specified Disposition” means the sale or other disposition of the real property of Holdings or its Subsidiaries located in Moraine, Ohio.

“Sponsor” means, collectively, Mudrick Capital Management, L.P. and its controlled funds (but not any portfolio company).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of Borrower and its Subsidiaries as of the date determined in accordance with GAAP.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Holdings.

“Supermajority Lenders” means, at any time, Lenders having Loans representing more than 66-2/3% of the sum of the total outstanding principal amount of Loans at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness” means, as of any date, an amount equal to (a) the sum of (i) the aggregate principal amount of Indebtedness of Holdings and its Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP (but in no event less than the face amount thereof) and (ii) solely for purposes of calculating the First Lien Leverage Ratio under Section 2.06(c) and without duplication of amounts included as Indebtedness pursuant to clause (i), the amount of Loans prepaid under the ABL Credit Agreement with First Installment Excess Proceeds or Second Installment Excess Proceeds minus, (b) other than for purposes of Section 2.06(c), the aggregate unencumbered cash and Permitted Investments (provided that any such cash and Permitted Investments to the extent subject to a Lien created under the Loan Documents shall be deemed to be unencumbered for purposes of this definition) maintained by the Borrower and the Subsidiaries as of such date (but excluding (i) the proceeds of any of the Loans or any use thereof to repay amounts outstanding under the ABL Credit Agreement and (ii) any portion of such cash and Permitted Investments which is necessary for the Borrower to satisfy the Minimum Liquidity Amount requirements hereunder); provided, that the amount of such Indebtedness shall be (A) without regard to the effects of purchase method of accounting requiring that the amount of such Indebtedness be valued at its fair market value instead of its outstanding principal amount and (B) determined exclusive of any letters of credit to the extent undrawn. “Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, (b) the payment of fees and expenses in connection with the Loan Documents and (c) the refinancing or retirement of the Existing Indebtedness.

“Transaction Costs” means the fees, costs and expenses payable by Holdings or any of its Subsidiaries on or before the Closing Date in connection with the Transactions.

“Tucker Lease” means, collectively, (a) that certain Sublease Agreement, dated as of January 1, 2013, between AT&T Services Inc., a Delaware corporation, as tenant, and YP Texas Region Yellow Pages LLC, a Delaware limited liability company, as subtenant, in respect of the real property located at 2245 Northlake Parkway, Tucker, Georgia and (b) that certain Sublease Agreement, dated as of January 1, 2013, between AT&T Services Inc., a Delaware corporation, as tenant, and YP Texas Region Yellow Pages LLC, a Delaware limited liability company, as subtenant, in respect of the real property located at 2247 Northlake Parkway, Tucker, Georgia.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“U.S. Person” means “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.12(e)(ii)(B)(3).

“USA Patriot Act” has the meaning assigned to such term in Section 9.15.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.03.         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. For purposes of any determinations under this Agreement or any other Loan Document, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans at the time.

Section 1.04.         Accounting Terms; GAAP.

(a)          Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any reference made in this Agreement or any other Loan Document to any consolidated financial statement or statements of Holdings and the Subsidiaries means such financial statement or statements prepared on a combined basis for Holdings and the Subsidiaries pursuant to GAAP, not utilizing the equity method. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.

(b)          Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease Obligations,” in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that such leases were in existence on the Closing Date) that would constitute Capital Lease Obligations in conformity with GAAP on the Closing Date shall be considered Capital Lease Obligations, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

ARTICLE II

THE CREDITS

Section 2.01.         Loans.

(a)          Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, (x) on the Closing Date, a Loan to the Borrower in an amount equal to such Lender’s First Installment Commitment (the “First Installment Loan”) and (y) on the Second Installment Date, a Loan to the Borrower in an amount equal to such Lender’s Second Installment Commitment (the “Second Installment Loan” and, together with the First Installment Loan, collectively, the “Loans” and each a “Loan”).

The Borrower may make only one borrowing under the First Installment Commitment which shall be on the Closing Date and only one borrowing under the Second Installment Commitment which shall be on the Second Installment Date. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Section 2.06, all amounts owed hereunder with respect to the Loans shall be Paid in Full no later than the Maturity Date. Each Lender’s First Installment Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s First Installment Commitment on such date and each Lenders Second Installment Commitment shall terminate immediately and without further action on the Second Installment Date after giving effect to the funding of such Lender’s Second Installment Commitment on such date.

(b)          Borrowing Mechanics for Loans.

(i)           The Borrower shall deliver to the Administrative Agent a fully executed Borrowing Notice no later than three Business Days prior to the Closing Date (or such shorter period as may be acceptable to the Required Lenders). Promptly upon receipt by the Administrative Agent of such Borrowing Notice, the Administrative Agent shall notify each Lender of the proposed borrowing.

(ii)          Each Lender shall make its First Installment Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the principal office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified in Section 4.01, the Administrative Agent shall make the proceeds of the First Installment Loans available to the Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated to the Administrative Agent by the Borrower.

(iii)         Each Lender shall make its Second Installment Loan available to the Administrative Agent not later than 12:00 p.m. (New York City time) on the Second Installment Date, by wire transfer of same day funds in Dollars, at the principal office designated by the Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified in Section 4.01(o) and Section 4.01(q), the Administrative Agent shall make the proceeds of the Second Installment Loans available to the Borrower on the Second Installment Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by the Administrative Agent from the Lenders to be credited to the account of the Borrower at the Principal Office designated by the Administrative Agent or to such other account as may be designated to the Administrative Agent by the Borrower. Unless otherwise indicated by the Borrower to the Administrative Agent prior to the Second Installment Date, the Second Installment Loans made on the Second Installment Date shall be deemed to be LIBO Rate Loans with an initial Interest Period of one month.

Section 2.02.         Borrowings. (a) Subject to Section 2.09, each Borrowing shall be comprised entirely of Eurodollar Loans.

(b)          At the commencement of each Interest Period for any Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time; provided, that this Section 2.02(b) shall at all times be subject to Section 2.01.

(c)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to elect to continue, any Borrowing for an Interest Period of more than one month’s duration if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.         Interest Elections. (a) The Borrower may elect to continue each Borrowing and may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)          To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone in the case of an election to continue a Eurodollar Borrowing, by not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed continuation. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)        the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request does not specify an Interest Period, if the Borrower fails to deliver a timely Interest Election Request with respect to a Borrowing prior to the end of the Interest Period applicable thereto or if an Event of Default has occurred and is continuing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

Section 2.04.         Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay, in full in cash on the Maturity Date, to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan of such Lender outstanding on such date, together with all other outstanding Obligations in respect thereof.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the records maintained pursuant to Section 2.04(b) and Section 2.04(c) and the Register, the Register shall control in the absence of manifest error.

(e)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or its registered assigns) and in a form attached hereto as Exhibit D. Such promissory note shall state that it is subject to the provisions of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the Lender and its registered assigns).

Section 2.05.         Use of Proceeds. The proceeds of the Loans shall be applied by Holdings or the Borrower (x) on the Closing Date to refinance in full the loans outstanding under the Existing Credit Agreement and to fund the Transaction Costs or, pending such application, on or after the Closing Date to repay amounts outstanding under the ABL Credit Agreement and (y) thereafter, to the extent proceeds of the Loans remain, to make Investments pursuant to Section 6.04, Restricted Payments pursuant to Section 6.08(a) and/or Discounted Voluntary Repurchase pursuant to Section 2.15 using the amount available under clause (a) of the definition of the Available Amount. No part of the proceeds from the Loans made hereunder constitutes or will constitute funds obtained on behalf of any Sanctioned Person or will otherwise be used by the Borrower or any of its Affiliates, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Sanctioned Person unless permitted by applicable Sanctions, (ii) in any manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender or (iii) otherwise in violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

Section 2.06.         Prepayment of Loans.

(a)          Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay (including, for the avoidance of doubt, pursuant to the procedures set forth in Section 2.15) the Loans in whole or in part without premium or penalty (but subject to Section 2.06(g) and Section 2.11). Any prepayment shall be in an aggregate principal amount that (except as otherwise provided in Section 2.15) is an integral multiple of $1,000,000 and not less than $1,000,000 or, if less, the amount outstanding, subject to the requirements of this Section.

(b)          Mandatory Prepayment Generally. In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any Prepayment Event, the Borrower shall, not later than the Business Day next after the date on which such Net Proceeds are received, prepay the Loans in an aggregate amount equal to 100% of such Net Proceeds, provided that, solely in the case of any Asset Disposition (other than a sale and leaseback transaction pursuant to Section 6.06(ii)), if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower to the effect that Holdings, the Borrower or a Subsidiary intends to apply the Net Proceeds from such Asset Disposition (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to acquire real property, equipment or other long term productive assets of the general type used in the business of Holdings, the Borrower or such Subsidiaries or to fund a Permitted Acquisition in accordance with the terms of Section 6.04, in each case as specified in such certificate (any such event, a “Reinvestment”), and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such Asset Disposition (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom (i) that Holdings, the Borrower or the applicable Subsidiary shall have determined not to, or shall have otherwise ceased to, or is not able to, by operation of contract or law or otherwise, apply toward such Reinvestment or (ii) that have not been so applied, or contractually committed to be so applied, by the end of such 180-day period, in each case at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been, or have been determined not to be, so applied (it being understood that if any portion of such proceeds are not so used within such 180-day period but within such 180-day period are contractually committed to be used, then upon the earlier to occur of (A) the termination of such contract and (B) the expiration of a 90-day period following such 180-day period, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that the Net Proceeds applied toward Reinvestments or contractually committed to be so applied pursuant to the foregoing proviso shall not exceed $20,000,000 in the aggregate during any fiscal year.

(c)          Excess Cash Flow. Following the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 30, 2019, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the sum of (x) Excess Cash Flow (if positive) generated during such fiscal quarter minus (y) the sum of (A) any voluntary prepayments of the Loans made pursuant to Section 2.06(a) during such fiscal quarter utilizing (x) Excess Cash Flow generated in such fiscal quarter or (y) accumulated Borrower’s Excess Cash Flow Amount (each such voluntary prepayment described in clause (x) or (y), a “Specified Voluntary Prepayment”); provided that such prepayment percentage shall be (i) 75% if, as of the last day of the most recently ended fiscal quarter, the First Lien Leverage Ratio (determined for any such period by reference to the certificate delivered pursuant to Section 5.01(d) calculating the First Lien Leverage Ratio as of the last day of such fiscal quarter) shall be 1.50:1.00 or less and (ii) 50% if the foregoing First Lien Leverage Ratio shall be 1.00:1.00 or less. Each prepayment pursuant to this paragraph shall be made within 5 Business Days after the date on which financial statements for such fiscal quarter are (or are required to have been) delivered pursuant to Section 5.01 (the date such prepayment is required to be made, the “ECF Prepayment Date”).

(d)          Cure Proceeds. Upon receipt of any Cure Amount, the Borrower shall prepay the Loans together with accrued interest in an aggregate amount equal to 100% of such Cure Amount.

(e)          Administration. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder not later than, (x) in the case of prepayments of the amounts outstanding under the Existing Credit Agreement on the Closing Date, on the date of prepayment and (y) for all other prepayments, 2:00 p.m., New York City time three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or to prepay such Borrowing in full. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments under Section 2.06 shall be accompanied by accrued interest and other amounts to the extent required by Sections 2.06(g), 2.08 and 2.11.

(f)           Change in Control Offer. To the extent a Change in Control occurs, the Borrower shall promptly make an offer to prepay the Loans (a “Change in Control Offer”). Such repayment of the Loans shall be accompanied by accrued and unpaid interest on the amount repaid and any Prepayment Premium, if applicable. No later than 30 days following any Change in Control, except to the extent the Borrower has elected to prepay the Loans in full accordance with Section 2.06(a), the Borrower will send a notice (the “Change in Control Notice”) of the Change in Control to the Administrative Agent, which the Administrative Agent shall promptly deliver to each Lender. The Change in Control Notice shall (i) state that a Change in Control has occurred, and that the Borrower is offering to repay such Lender’s Loans with any Prepayment Premium, plus accrued and unpaid interest to the repayment date; (ii) state the relevant circumstances and facts, in reasonable detail, regarding such Change in Control, including basic identifying information of any direct owners of Equity Interests of Holdings (other than the Permitted Holders) following such Change in Control; (iii) state the repayment date (which shall be no later than 60 days and no earlier than 15 days from the date on which the Administrative Agent is notified) (the “Change in Control Payment Date”); (iv) state that unless the Borrower defaults in making the payment, all Loans accepted for payment pursuant to the Change in Control Offer will cease to accrue interest on the Change in Control Payment Date; (v) state that Lenders electing to have any Loans repaid pursuant to a Change in Control Offer will be required to notify the Administrative Agent prior to the close of business on the third Business Day preceding the Change in Control Payment Date; (vi) state that Lenders will be entitled to withdraw their election to require the Borrower to repay such Loans; provided that the Administrative Agent receives, not later than two Business Days before the Change in Control Payment Date, an e-mail or other written notification setting forth the name of such Lender, the principal amount of Loans to be repaid, and a statement that such Lender is withdrawing its election to have such Loans repaid; and (vii) provide the other instructions determined by the Borrower or as reasonably requested by the Required Lenders, consistent with this clause (f), that a Lender must follow in order to have its Loans repaid. The notice, if delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Lender receives such notice. If (1) the notice is delivered in a manner herein provided and (2) any Lender fails to receive such notice or a Lender receives such notice but it is defective, such Lender’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the repayment of the Loans as to all other Lenders that properly received such notice without defect.

(i)          On or before the Change in Control Payment Date, the Borrower will prepay all Loans or portions of Loans properly tendered and not withdrawn pursuant to the Change in Control Offer in an amount equal to the aggregate principal amount of such Loans plus the Prepayment Premium (if any), plus accrued and unpaid interest (if any) to the repayment date.

(ii)         A Change in Control Offer may be made in advance of a Change in Control, and conditioned upon such Change in Control, if a definitive agreement is in place for the Change in Control at the time of making of the Change in Control Offer.

(iii)        The Borrower will not be required to make a Change in Control Offer upon a Change in Control if a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement and repays all Loans properly elected to be repaid and not withdrawn under such Change in Control Offer.

(g)          Prepayment Premium. In the event that all or any portion of the Loans is repaid or prepaid for any reason (including, subject to the proviso of this clause (g), as a result of any mandatory prepayments, voluntary prepayments, payments made following acceleration of the Loans or after an Event of Default) prior to the second anniversary of the Closing Date, such repayments or prepayments will be made together with a premium equal to (A) 2.00% of the amount repaid or prepaid, if such repayment or prepayment occurs on or prior to the first anniversary of the Closing Date and (B) 1.00% of the amount repaid or prepaid, if such repayment or prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date (the foregoing premiums, the “Prepayment Premium”); provided that the Prepayment Premium shall not apply to (i) mandatory prepayments by Borrower pursuant to Sections 2.06(b) (in respect of proceeds of Asset Sales pursuant to Section 6.05(d) only), 2.06(c) or 2.06(d) and (ii) any Specified Voluntary Prepayment (provided further, if the aggregate amount excluded pursuant to this clause (ii) in any fiscal quarter of the Borrower exceeds the amount permitted to be deducted from the Excess Cash Flow mandatory prepayment pursuant to Section 2.06(c)(y) above for such fiscal quarter, then the Prepayment Premium shall be payable in respect of such excess amount on or prior to the ECF Prepayment Date in respect of such fiscal quarter). If the Loans are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

(h)          Notwithstanding anything to the contrary in this Section 2.06, no prepayment or repurchase described in this Section 2.06 shall be required to the extent (and only to the extent) that (x) the Borrower fails to satisfy the Term Loan Payment Conditions (as defined in the ABL Credit Agreement) applicable thereto and (y) the ABL Credit Agreement prohibits such prepayment or repurchase as a result of such failure; provided that on the date that any of the circumstances described in clauses (x) and (y) of this Section 2.06(h) cease to apply (a “Reversion Date”), prepayments or repurchases that would have, in the absence of such circumstances, been payable pursuant to Section 2.06, shall be automatically due and payable pursuant to such section (and, for the avoidance of doubt, shall be accompanied by any premiums that would have been originally applicable thereto) on the Reversion Date.

Section 2.07.         Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Agent Fee Letter.

(b)          All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

Section 2.08.         Interest. (a) The Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(b)          Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, the Loans, and all other Obligations then outstanding, shall bear interest (including post petition interest in any proceeding under Debtor Relief Laws), after as well as before judgment, at a rate per annum equal to 2% (“Default Rate Interest”) plus the rate otherwise applicable to such Loan or Obligation. Payment or acceptance of the increased rates of interest provided for in this Section 2.08 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(c)          Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan pursuant to Section 2.06, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment

(d)          All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.09.         Alternate Rate of Interest.

(a)          If the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (“Alternate Rate Period”).

(b)          During the Alternate Rate Period, the Loans shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(c)          Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(d)          If at any time the Administrative Agent (acting at the direction of the Required Lenders) determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a) above have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a) above have not arisen but the supervisor for the administrator of the Adjusted LIBO Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Adjusted LIBO Rate will no longer be used for determining interest rates for loans, then the Required Lenders and the Borrower shall endeavor (acting reasonably) to establish an alternate rate of interest to the Adjusted LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans of the type in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement. Provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

Section 2.10.         Increased Costs; Illegality. (a) If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii)         subject the Administrative Agent or any Lender to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time after submission by such Lender to the Borrower of a written request therefor, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)          A certificate of a Lender setting forth in reasonable detail the matters giving rise to a claim under this Section 2.10 and the calculation of such claim by such Lender or its holding company, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)          Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to maintain Eurodollar Loans as contemplated by this Agreement, (i) the commitment of such Lender hereunder to continue Eurodollar Loans as such shall forthwith be canceled and (ii) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by applicable law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.11.

(f)           For the avoidance of doubt, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued or implemented.

Section 2.11.         Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the failure to prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.06(e) and is revoked in accordance therewith) or (c) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.14 or 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (without giving effect to clause (b) of the definition of LIBO Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.12.         Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Taxes, except as required by applicable law; provided that if the applicable withholding agent shall be required to deduct any Taxes from such payments (as determined in the good faith discretion of the applicable withholding agent), then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, without duplication of any amounts paid pursuant to subsection (a), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or, at the option of the Administrative Agent timely reimburse it for the payment thereof.

(c)          Without duplication of any amounts paid pursuant to subsections (a) or (b), the Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document or required to be withheld or deducted from a payment to the Administrative Agent or such Lender (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.12, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          For purposes of this Section 2.12(e), each instance of “Lender” shall be read to refer to any Lender and the Administrative Agent. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding and will also provide any documentation as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this clause 2.12(e)(i), the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)           If the Administrative Agent or a Lender determines, in its sole judgment exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund to the Borrower within a reasonable period of time (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid pursuant to this Section 2.12(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or such Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)          Each Lender shall indemnify the Administrative Agent within 10 days after written demand therefor, for the full amount of (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 (c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)          The agreements in this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.13.         Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, premiums or fees, or of amounts payable under Section 2.10, 2.11 or 2.12, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices set forth in the notice section below, except that payments pursuant to Sections 2.10, 2.11, 2.12 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day (except as otherwise provided in the definition of “Interest Period”), the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars.

(b)          If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees (including fees and expenses due to the Administrative Lender under the Agent Fee Letter) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)          If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)          Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.14.         Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, provided that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.10 or 2.12. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, or if any Lender is not able to maintain Eurodollar Loans for reasons described in Section 2.10(e), or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04, provided that the Borrower or assignee must pay any applicable processing or recordation fee), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, further, that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and such Lender shall be released from all obligations hereunder. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.15.        Voluntary Repurchases Below Par. (a) The Borrower may elect to make below par voluntary repurchases of the Loans (each such repurchase a “Discounted Voluntary Repurchase”) (1) through open market purchases (“Open Market Purchases”) or (2) pursuant to the procedures set forth in Section 2.15(c) (a “Dutch Auction”) any other procedures reasonably determined by the Borrower so long as participation in the relevant Discounted Voluntary Repurchases is open to all Lenders on a pro rata basis; provided that the aggregate amount of any such Discounted Voluntary Repurchase, based upon the actual amount of cash paid in connection therewith, shall not exceed the Available Amount in effect at the time of such Discounted Voluntary Repurchase. Accrued interest on each Loan repurchased pursuant to a Discounted Voluntary Repurchase shall be payable in the manner approved by the Governing Board of the Borrower and as negotiated with the Lender of the applicable repurchased Loan.

(b)          At the time of any Discounted Voluntary Repurchase (or, if necessary, immediately subsequent in the case of an Open Market Purchase), the Borrower shall certify to the Administrative Agent, with reasonable supporting detail, (i) compliance with the requirements of this Section 2.15, (ii) a computation of the Available Amount and (iii) that such Discounted Voluntary Repurchase shall have been approved by the Borrower’s Governing Board.

(c)          Terms Specific to Dutch Auctions:

(i)          In connection with any Dutch Auction, the Borrower shall notify the Administrative Agent and the Lenders (the “Discounted Voluntary Repurchase Notice”) that the Borrower desires to repurchase Loans with cash in an aggregate amount (each, a “Discounted Voluntary Repurchase Amount”) specified by the Borrower at a price within a range (the “Range”) to be specified by the Borrower equal to a percentage of par (not to exceed 100%) (the “Payment Percentage”) of the principal amount of the Loans to be repurchased; provided that only one Discounted Voluntary Repurchase Notice may be in effect at any time. The Discounted Voluntary Repurchase Notice shall further specify the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Repurchase, which shall be at least five Business Days following the date of the Discounted Voluntary Repurchase Notice (the “Acceptance Date”).

(ii)         On or prior to the Acceptance Date for any Dutch Auction, each Lender may specify by written notice to the Administrative Agent the minimum Payment Percentage (the “Acceptable Payment Percentage”) within the Range and the maximum principal amount of Loans that such Lender is willing to sell at the Acceptable Payment Percentage (the “Accepted Amount”). Based on the Acceptable Payment Percentages and the Accepted Amounts specified by all Lenders, the Borrower agrees to accept all offers received by the Administrative Agent on the Acceptance Date, in order from the Acceptable Payment Percentage that is the largest discount to par to the Acceptable Payment Percentage that is the smallest discount to par, up to and including the Acceptable Payment Percentage that is the smallest discount to par within the Range which yields, in aggregate for all purchases, the Discounted Voluntary Repurchase Amount; provided that if the Accepted Amount for all participating Lenders at the Acceptable Payment Percentage that has the smallest discount to par within the Range which yields the Discounted Voluntary Repurchase Amount exceeds the Discounted Voluntary Repurchase Amount, each participating Lender shall participate prorata in accordance with the Accepted Amount of each such Lender (subject to rounding requirements specified by the Administrative Agent). The Borrower shall prepay Loans (or the respective portions thereof) by remitting such amount to the Administrative Agent (for distribution to each respective Lender to be prepaid).

(d)          [Reserved].

(e)          Each Dutch Auction shall be consummated pursuant to procedures (including as to rounding and minimum amounts, Type and Interest Periods of accepted Loans, irrevocability of any Discounted Voluntary Repurchase Notice and other notices by the Borrower and Lenders and determination of Acceptable Payment Percentage, if required) reasonably established by the Administrative Agent in consultation with the Required Lenders and the Borrower and not inconsistent with the terms hereof.

(f)           Notwithstanding anything to the contrary in this Agreement (including, without limitation, Sections 2.06 and 2.13), the Lenders hereby consent to the transactions described in this Section 2.15 and further acknowledge that in connection with any Discounted Voluntary Repurchase principal and interest payments may be made on a non-pro rata basis to the applicable Lenders.

(g)          This Section 2.15 shall not require any Lender to participate in any Discounted Voluntary Repurchase.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants to the Agent and the Lenders on each Credit Date that, both immediately before and after giving effect to the Transactions and any Loans, the following statements are true and correct:

Section 3.01.         Organization; Powers. Holdings and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.         Authorization; Enforceability. The Transactions entered into and to be entered into by each of the Loan Parties are within such Person’s corporate or limited liability company powers and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder or member action. This Agreement has been duly executed and delivered by each of the Loan Parties and constitutes, and each other Loan Document to which any of the Loan Parties is to be a party, when executed and delivered by such Person, will constitute, a legal, valid and binding obligation of such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.         Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority except as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, limited liability company agreement, by-laws or other organizational documents of Holdings or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdings or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by Holdings or any of its Subsidiaries, (d) will not result in the creation or imposition of any Lien on any asset of Holdings or any of its Subsidiaries, except Liens permitted under Section 6.02 and (e) do not require any approval of stockholders, members or partners or any approval or consent of any Person under any contractual obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date.

Section 3.04.         Financial Condition.

(a)          The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for Taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of Holdings and its Subsidiaries taken as a whole.

(b)          Since December 31, 2017, no event, circumstance or change has occurred that has caused or evidences, or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

Section 3.05.         Properties. (a) Holdings and each of its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), except for minor defects in title that do not, or could not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)          Holdings and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property, in each case that is material to its business, and the use thereof by Holdings and its Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)          Schedule 3.05 sets forth the address of each real property that is owned or leased by Holdings or any of its Subsidiaries as of the Closing Date.

Section 3.06.         Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings, any of its Subsidiaries or any of their respective executive officers or directors (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.

(b)          Except for any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances which are reasonably likely to form the basis for any Environmental Liability.

Section 3.07.         Compliance with Laws and Agreements.

(a)          Generally. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such noncompliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, however, that this clause (a) shall not apply to compliance with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions, which compliance is addressed in clauses (b), (c) and (d) below.

(b)          Anti-Money Laundering Laws, Etc. None of the Loan Parties or any of their respective Subsidiaries or any of the directors or officers of the Loan Parties or any of their respective Subsidiaries, or to the knowledge of each Loan Party, any of the Affiliates, employees or agents of the Loan Parties or any of their respective Subsidiaries: (i) has taken or will take any action that would constitute or give rise to a violation of Anti-Money Laundering Laws; or (ii) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Money Laundering Laws. Each Loan Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Loan Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Money Laundering Laws.

(c)          Anti-Corruption Laws, Etc.

(i)           None of the Loan Parties or any of their respective Subsidiaries or any of the directors or officers of the Loan Parties or any of their respective Subsidiaries, or to the knowledge of each Loan Party, any of the Affiliates, employees or agents of the Loan Parties or any of their respective Subsidiaries: (A) has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official to influence official action or secure an improper advantage or otherwise in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws: or (B) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or investigation with regard to any actual or alleged violation of Anti-Corruption Laws.

(ii)          Each Loan Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Loan Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws. None of the Loan Parties or any of their respective Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Anti-Corruption Law; and

(iii)         The Borrower will not use, directly or indirectly, any part of the proceeds of the Loans: (A) in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Government Official to influence official action or secure an improper advantage; or (B) in any manner that would constitute or give rise to a violation of applicable Anti-Corruption Laws.

(d)          Sanctions. None of the Loan Parties or any of their respective Subsidiaries or any of the directors or officers of the Loan Parties or any of their respective Subsidiaries, or to the knowledge of each Loan Party, any of the Affiliates, employees or agents of the Loan Parties or any of their respective Subsidiaries (i) is a Sanctioned Person; (ii) has engaged in the past five (5) years or intends to engage in the future in any dealings with, involving or for the benefit of, any Sanctioned Person, to the extent prohibited by applicable Sanctions; (iii) has taken any action, directly or indirectly, that would constitute or give rise to a violation of applicable Sanctions or (iv) is or has been, in the past five (5) years, subject to any action, proceeding, litigation, claim or, to its knowledge, investigation with regard to any actual or alleged violation of Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by such Loan Party and its Subsidiaries, and their respective directors, officers, employees and agents, with applicable Sanctions. In the past five (5) years, none of the Loan Parties or any of their respective Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to OFAC or any other Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable Sanctions. The Borrower will not use, directly or indirectly, any part of any proceeds of the Loans: (A) to fund or facilitate any activities or business of, with or involving any Sanctioned Person, except to the extent permitted by Sanctions; or (B) in any manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender.

Section 3.08.         Investment Company Status. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 3.09.         Taxes. Each of Holdings and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP. Except as set forth in Schedule 3.09, no material tax Liens have been filed.

Section 3.10.         ERISA. No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability has occurred, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that would reasonably be expected to have a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that would reasonably be expected to have a Material Adverse Effect.

Section 3.11.         Margin Regulations. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

Section 3.12.         Disclosure. None of the written reports, financial statements, certificates or other written information taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as of the date thereof and as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made taken as a whole, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time such projected financial information was prepared.

Section 3.13.         Subsidiaries. Schedule 3.13 sets forth the name of, and the ownership interest of Holdings and its Subsidiaries as of the Closing Date. As of the Closing Date, Holdings does not have any Subsidiaries other than those set forth on Schedule 3.13.

Section 3.14.         Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of Holdings and its Subsidiaries as of the Closing Date. All premiums due and payable in respect of such insurance have been paid. The Borrower believes that the insurance maintained by or on behalf of Holdings and its Subsidiaries is adequate.

Section 3.15.         Labor Matters. As of the Closing Date there are no strikes, lockouts or slowdowns against Holdings or any Subsidiary pending or, to the knowledge of the Borrower, threatened in writing. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) the hours worked by and payments made to employees of Holdings and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from Holdings or any Subsidiary, or for which any claim may be made against Holdings or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings or such Subsidiary; and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any Subsidiary is bound.

Section 3.16.         Solvency. Holdings and its Subsidiaries, on a consolidated basis, taken as a whole, are Solvent.

Section 3.17.         Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Collateral described therein and proceeds thereof. In the case of the Pledged Shares (each as defined in the Guarantee and Collateral Agreement) described in the Guarantee and Collateral Agreement, upon delivery of the stock certificates representing such Pledged Shares to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than the Intellectual Property, as defined in the Guarantee and Collateral Agreement, for which such filings will not perfect same under applicable law), upon filing of the financing statements and other filings in the offices specified on Schedule 3.17 (as updated by the Borrower from time to time in accordance with Section 5.03), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, or in the case of Pledged Shares, by possession or control, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Shares, Liens permitted by Section 6.02(a)).

(b)          When the Guarantee and Collateral Agreement or short form security agreements with respect thereto are properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Guarantee and Collateral Agreement and such financing statements shall constitute a fully perfected (if and to the extent required to be perfected pursuant to the Guarantee and Collateral Agreement) Lien on, and security interest in, all right, title and interest of the grantors thereunder in the relevant Intellectual Property (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c)          The Mortgages entered into after the Closing Date pursuant to Sections 5.12 or 5.14, when entered shall be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Person pursuant to Liens expressly permitted by Section 6.02(a).

Section 3.18.         Liens. There are no Liens of any nature whatsoever on any properties of Holdings or any of its Subsidiaries other than Permitted Encumbrances and Liens permitted by Section 6.02.

Section 3.19.         Use of Proceeds. The proceeds of the Loans shall be used for the purposes set forth in Section 2.05. No portion of the proceeds of any Loan shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

Section 3.20.         Indebtedness. Except as set forth in Schedule 6.01, after giving effect to the Transactions, the Loan Parties do not have any Indebtedness for borrowed money outstanding in excess of $5,000,000 in the aggregate on the Closing Date.

Section 3.21.         Bank Accounts. Schedule 3.21 sets forth the true, correct and complete account numbers and location of all of the bank accounts of the Loan Parties as of the Closing Date.

ARTICLE IV

CONDITIONS

Section 4.01.         Effectiveness of Agreement. The effectiveness of this Agreement and the obligation of each Lender to make a Loan on the Closing Date are subject to satisfaction, or waiver in accordance with Section 9.02, of the following conditions on or before the Closing Date:

(a)          Loan Documents. The Administrative Agent and the Lenders shall have received (i) this Agreement, executed and delivered by the Borrower, the Administrative Agent and the Lenders and (ii) an executed Guarantee and Collateral Agreement substantially in the form of Exhibit B hereto from each Loan Party.

(b)          [Reserved].

(c)          [Reserved].

(d)          Indebtedness. The Required Lenders shall be reasonably satisfied that, on the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries shall have outstanding no existing Indebtedness (including Indebtedness outstanding under the Existing Credit Agreement but excluding Indebtedness expressly permitted to be outstanding under this Agreement) and the Administrative Agent and the Lenders shall have received evidence of the termination of any existing Indebtedness (including any and all commitments relating thereto, but excluding any existing Indebtedness expressly permitted to be outstanding under this Agreement) and the release of all Liens in connection therewith.

(e)          Lien and Judgment Searches. The Administrative Agent and the Required Lenders shall have received (i) UCC, tax and judgment lien searches and other appropriate evidence evidencing the absence of any other liens or mortgages on the Collateral other than Liens that have been satisfied and discharged in the manner contemplated by the refinancing and Permitted Encumbrances and other existing liens acceptable to the Required Lenders in their sole discretion and (ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent, Mark and/or copyright filings as may be requested by the Required Lenders, solely to the extent necessary or reasonably advisable in good faith as determined by the Required Lenders to perfect the Administrative Agent’s security interest in Intellectual Property Collateral.

(f)           [Reserved].

(g)          Fees. The Lenders (including attorneys’ fees of Milbank, Tweed, Hadley & McCloy LLP) and the Administrative Agent shall have received all fees required to be paid (including, in the case of the Administrative Agent, those payable on such date under the Agent Fee Letter), and all expenses required to be for which reasonably detailed invoices have been presented, on or before the Closing Date.

(h)          No Actions. There shall be no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to (x) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries, taken as a whole, (y) adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents or (z) adversely affect the rights and remedies of the Agent or the Lenders under the Loan Documents.

(i)           Know Your Customer Information. The Administrative Agent and each requesting Lender shall have received no later than two Business Days prior to the Closing Date all documentation and other information reasonably requested in writing by the Administrative Agent or such Lender, as applicable, at least ten days prior to the Closing Date in order to allow the Administrative Agent and such Lender to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(j)           Historical Financial Statements. The Administrative Agent and the Lenders shall have received the Historical Financial Statements.

(k)          Closing Certificates. The Administrative Agent and the Lenders shall have received and the Required Lenders shall be satisfied with (x) a certificate of an authorized officer of each Loan Party, dated the Closing Date, with appropriate insertions and attachments including (i) the certificate of incorporation or formation, as applicable, of such Person, as applicable, certified by the relevant authority of the jurisdiction of organization of such Person, as applicable, (ii) a complete copy of resolutions adopted by the Governing Board of such Person authorizing the execution, delivery and performance in accordance with their respective terms of the Loan Documents to which such Person is a party and any other documents required or contemplated hereunder and (iii) a good standing certificate of such Person, as applicable, from its jurisdiction of organization, (y) a Closing Date Certificate signed by the president, a vice president or a Financial Officer of the Borrower confirming that the conditions in Sections 4.01(o) and 4.01(q) have been satisfied, as applicable and (z) a perfection certificate signed by the president, a vice president or a Financial Officer of the Borrower in form satisfactory to the Required Lenders, together with all schedules and attachments contemplated thereby.

(l)           Legal Opinions. The Administrative Agent and the Lenders shall have received the legal opinion of Weil, Gotshal & Manges LLP, counsel to Holdings and its Subsidiaries in form and substance satisfactory to the Required Lenders.

(m)         Pledged Stock; Stock Powers; Pledged Notes. To the extent not previously delivered, the Agent (on behalf of the Lenders) shall have received (i) the certificates or other instruments representing all outstanding Equity Interests of each Subsidiary owned by or on behalf of any Loan Party pledged pursuant to the Guarantee and Collateral Agreement, together with stock powers or other instruments of transfer with respect thereto endorsed in blank and (ii) each promissory note pledged and required to be delivered to the Agent pursuant to the Guarantee and Collateral Agreement, together with note powers or other instruments of transfer with respect thereto endorsed in blank.

(n)          Filings, Registrations and Recordings. All documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Required Lenders to be filed, registered or recorded to create the Liens intended to be created by the Guarantee and Collateral Agreement and perfect such Liens to the extent required by, and with the priority required by, the Guarantee and Collateral Agreement, shall have been executed and be in proper form for filing, subject only to exceptions satisfactory to the Required Lenders and the Collateral and Guarantee Requirement shall have otherwise been satisfied.

(o)          Representations and Warranties. The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent already qualified as to materiality in which case such representations and warranties shall be true in all respects) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent already qualified as to materiality in which case such representations and warranties shall be true in all respects) on and as of such earlier date).

(p)          [Reserved].

(q)          No Default. No Default or Event of Default shall have occurred and be continuing as of the Closing Date.

(r)          [Reserved].

(s)          Insurance. The Administrative Agent and the Lenders shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence satisfactory to the Required Lenders that all insurance required to be maintained pursuant to Section 5.07 is in full force and effect, together with evidence that the Administrative Agent has been named as loss payee and additional insured on all general liability and property insurance policies set forth on Schedule 3.14.

(t)          Solvency Certificate. The Administrative Agent and the Lenders shall have received a Solvency Certificate, in form and substance reasonably satisfactory to the Required Lenders, executed by an authorized officer of Holdings, dated the Closing Date, certifying that, on the Closing Date, after giving effect to the Transactions, Holdings and its Subsidiaries, on a consolidated basis, taken as a whole, are Solvent.

For purposes of determining whether the conditions specified in this Section 4.01 have been satisfied on the Closing Date, by funding the Loans hereunder, the Administrative Agent and each Lender that has executed this Agreement (or an Assignment and Assumption) shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or such Lender, as the case may be.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been Paid in Full in cash, Holdings and the Borrower covenants and agrees with the Lenders that:

Section 5.01.         Financial Statements and Other Information. Holdings will furnish to the Administrative Agent and each Lender:

(a)          within 120 days after the end of each fiscal year of Borrower ending after the Closing Date, a true and complete copy of the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in Stockholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification (other than with respect to, or expressly resulting solely from (i) the upcoming maturity date for the Loans under this Agreement or (ii) any actual or potential inability to satisfy the financial covenant under Section 6.14 on a future date or in a future period) or qualification as to the scope of such audit (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by such independent certified public accountants; provided that if Holdings switches from one independent public accounting firm to another, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated or consolidating financial statements that relate to any fiscal year prior to its retention which, for the avoidance of doubt, shall have been the subject of an audit report of the previous accounting firm meeting the criteria set forth above) and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements, certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower as fairly presenting, in all material respects, the financial condition, results of operations, Stockholders’ Equity and cash flows of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP;

(b)          within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries, as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, and the related consolidated statements of changes in Stockholders’ Equity and cash flows for the portion of Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, and a reasonably detailed narrative discussion of the changes in Borrower’s financial condition and results of operations compared with the prior periods presented, which need not be as fulsome as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” presented in connection annual reports pursuant to clause (a) above, certified by the chief executive officer, chief financial officer, treasurer or controller of Borrower as fairly presenting, in all material respects, the financial condition, results of operations, Stockholders’ Equity and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)          [reserved];

(d)          concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.14, (iii) stating whether any change in GAAP or in the application thereof has occurred since the Closing Date that has had an effect on the financial statements accompanying such certificate and specifying any such change and the related effect, (iv) identifying any Subsidiary of the Loan Parties formed or acquired since the end of the previous fiscal quarter, (v) identifying any parcels of real property or improvements thereto with a value exceeding $5,000,000 that have been acquired by the Loan Parties since the end of the previous fiscal quarter, (vi) identifying any changes of the type described in Section 5.03(a) that have not been previously reported by Holdings, (vii) identifying any Permitted Acquisition or other acquisitions of going concerns that have been consummated since the end of the previous fiscal quarter, including the date on which each such acquisition or Investment was consummated and the consideration therefor, (viii) identifying any material Intellectual Property (as defined in the Guarantee and Collateral Agreement) with respect to which a notice is required to be delivered under the Guarantee and Collateral Agreement and has not been previously delivered, (ix) identifying any Prepayment Events that have occurred since the end of the previous fiscal quarter and setting forth a reasonably detailed calculation of the Net Proceeds received from any such Prepayment Events, (x) identifying any change in the locations at which equipment and inventory, in each case with a value in excess of $5,000,000, are located, if not owned by the Loan Parties, and (xi) attaching a schedule setting forth a computation (and any utilization by the Borrower) of Excess Cash Flow and the Borrower’s Excess Cash Flow Amount for the relevant fiscal quarter, each as of the end of the period covered by such financial statements;

(e)          [reserved];

(f)           within 60 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget, in form reasonably satisfactory to the Required Lenders it being agreed that the form previously delivered to the Required Lenders prior to the Closing Date is acceptable), promptly when available, any material significant revisions of such budget;

(g)          within (i) 30 days after the end of each of the first three fiscal quarters of Holdings and (ii) 45 days after the end of the fourth fiscal quarter of Holdings, the key performance indicators for such fiscal quarters set forth on Schedule 5.01(g) hereto, in the form set forth therein;

(h)          promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Loan Parties, or compliance with the terms of any Loan Document, as the Administrative Agent (including on behalf of any Lender) may reasonably request;

(i)           promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon request of the Administrative Agent (as the request of any Lender), the Loan Parties and/or their ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent (on behalf of each requesting Lender) promptly after receipt thereof; provided, further, that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period;

(j)           within (i) 45 days after the end of each of the first three fiscal quarters of Holdings and (ii) 60 days after the end of the fourth fiscal quarter of Holdings, a Financial Officer of Holdings shall host a telephone conference call for the Lenders to review and discuss Holdings’ financial performance and most recent key performance indicators; and

(k)          concurrently with any delivery of financial statements under clause (a) or (b) above, a statement of changes in the intercompany balances of the Loan Parties in form and substance reasonably satisfactory to the Required Lenders.

Section 5.02.         Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after any Financial Officer or executive officer of the Borrower or any Subsidiary obtains knowledge thereof:

(a)          (i) the occurrence of any Default or (ii) the receipt of any notice under the ABL Credit Agreement claiming that a Default (as defined therein) or borrowing base deficiency has occurred and is continuing;

(b)          the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Loan Parties or, to the knowledge of the Loan Parties, any Affiliate thereof that involves (i) a reasonable possibility of an adverse determination and which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (ii) which directly relates to the Loan Documents and could have an adverse effect on the rights or obligations of the Loan Parties thereunder;

(c)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)          any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.         Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in the legal name of any of the Loan Parties, as reflected in its organization documents, (ii) in jurisdiction of organization or corporate structure of any of the Loan Parties and (iii) in the identity, Federal Taxpayer Identification Number or organization number of any of the Loan Parties, if any, assigned by the jurisdiction of its organization. The Borrower agrees not to effect or permit any change referred to in clauses (i) through (iii) of the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral of the Loan Parties for the benefit of the Secured Parties. The Borrower also agrees promptly to notify the Administrative Agent if any damage to or destruction of Collateral of the Loan Parties that is uninsured and has a fair market value exceeding $5,000,000 occurs.

(b)          Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer and the chief legal officer of the Borrower certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral and required pursuant to the Loan Documents to be filed, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests under the Guarantee and Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

Section 5.04.         Existence; Conduct of Business. Holdings will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, licenses, permits, privileges and franchises material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05.

Section 5.05.         Payment of Obligations. Holdings will, and will cause each of its Subsidiaries to, pay its material Indebtedness and other material obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) Holdings or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

Section 5.06.         Maintenance of Properties. Holdings will, and will cause each of its Subsidiaries to, keep and maintain all property (other than Intellectual Property) material to the conduct of its business in good working order and condition, ordinary wear and tear excepted. Holdings will, and will cause each of its Subsidiaries to, subject to its and their reasonable business judgment, take all actions to maintain all registrations and applications with respect to material Intellectual Property owned by any of them.

Section 5.07.         Insurance. Holdings will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. Holdings will furnish to the Lenders, upon request of the Administrative Agent made at the direction of the Required Lenders, information in reasonable detail as to the insurance so maintained.

Section 5.08.         Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any Collateral of the Loan Parties fairly valued at more than $5,000,000 or the commencement of any action or proceeding for the taking of any Collateral of the Loan Parties or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents and this Agreement.

Section 5.09.         Books and Records; Inspection and Audit Rights. Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit the Administrative Agent or its representatives (at the direction of Lenders holding a majority in principal amount of the Loans), upon reasonable prior notice, to visit and make reasonable inspection of its properties, to make a reasonable examination of its books and records relating to the Loans, and to discuss in good faith on a reasonable basis its affairs, finances and condition as they relate to the Loans with officers of the Borrower.

Section 5.10.         Compliance with Laws. Holdings will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including Environmental Laws, and orders of any Governmental Authority applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.; provided, however, that this provision shall not apply to compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, which compliance is addressed in Section 5.13 below.

Section 5.11.         Additional Subsidiaries. If any additional Subsidiary of the Loan Parties is formed or acquired after the Closing Date, the Borrower will, within three Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 15 Business Days (or such longer period as the Required Lenders shall agree) after such Subsidiary is formed or acquired, cause any applicable provisions of the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of the Loan Parties.

Section 5.12.         Further Assurances. (a) The Borrower will, and will cause each other Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause all provisions of the Collateral and Guarantee Requirement applicable to the Loan Parties to be and remain satisfied, all at the expense of the Loan Parties; provided, that such provisions of the Collateral and Guarantee Requirement need not be satisfied with respect to (i) any real property acquired by the Loan Parties after the Closing Date with an individual fair market value (including fixtures and improvements) that is less than $5,000,000 and (ii) any real property held by the Loan Parties as a lessee under a lease. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Required Lenders as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)          If any material asset (including any fee interest in real property or improvements thereto or any interest therein) that has an individual fair market value of more than $5,000,000 is acquired by the Loan Parties after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than assets constituting Collateral under the Guarantee and Collateral Agreement that become subject to the Lien of the Guarantee and Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent at the direction of the Required Lenders, the Borrower will cause such asset to be subjected to a Lien securing the Obligations and will take, and cause the Loan Parties to take, such actions as shall be necessary or reasonably requested by the Required Lenders to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties; provided, that the Collateral and Guarantee Requirement need not be satisfied with respect to (i) any real property acquired by the Loan Parties after the Closing Date with an individual fair market value (including fixtures and improvements) that is less than $5,000,000, (ii) any real property held by any of the Loan Parties as a lessee under a lease and (iii) other assets with respect to which the Required Lenders determine that the cost or impracticability of including such assets as Collateral would be excessive in relation to the benefits to the Secured Parties.

Section 5.13.        Anti-Bribery, Anti-Corruption and Anti-Money Laundering Laws; Sanctions. The Borrower shall: (i) comply with, and ensure that its Subsidiaries comply with, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (ii) continue to implement, maintain and enforce policies and procedures designed to promote and achieve compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees and agents, with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; and (iii) not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (A) to fund any activities or business of or with Sanctioned Person, except as permitted under applicable Sanctions, or (B) in any other manner that would constitute or give rise to a violation of Sanctions by any Person, including the Administrative Agent or any Lender.

Section 5.14.         Post-Closing Matters. Each of the Loan Parties shall satisfy the requirements set forth on Schedule 5.14 on or before the date specified for such requirement or such later date to be reasonably determined by the Required Lenders.

ARTICLE VI

NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been Paid in Full, the Borrower covenants and agrees with the Lenders that:

Section 6.01.         Indebtedness; Certain Equity Securities. (a) Holdings will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness or any Attributable Debt, except (collectively, “Permitted Indebtedness”):

(i)          Indebtedness created under the Loan Documents;

(ii)         Indebtedness existing on the Closing Date and set forth in Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iii)        Indebtedness of Holdings to any Subsidiary and of any Subsidiary to Holdings or any other Subsidiary; provided that any indebtedness from a Loan Party to a Non-Loan Party Subsidiary shall comply with Section 6.04 hereof;

(iv)        Guarantees by Holdings and the Borrower of Indebtedness of any Loan Party and by any Subsidiary of Indebtedness of the Borrower or any Loan Party;

(v)         Indebtedness and Attributable Debt of Holdings or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals, refinancings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (other than by an amount not greater than fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof; provided that (1) such Indebtedness or Attributable Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (2) the aggregate principal amount of Indebtedness and Attributable Debt permitted by this clause (v), shall not exceed $30,000,000 at any time outstanding;

(vi)        Indebtedness of any Person that becomes a Subsidiary after the Closing Date and Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness (other than Refinancing Indebtedness) exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such entity becoming a Subsidiary) and (B) the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $50,000,000 at any time outstanding;

(vii)       Indebtedness in an amount not to exceed $15,000,000 at any time outstanding of Holdings or any Subsidiary required in connection with cash management services and arrangements (other than pursuant to, or in connection with, the ABL Credit Agreement);

(viii)      Indebtedness under the ABL Credit Agreement in an aggregate principal amount not to exceed the Permitted ABL Amount at any time outstanding;

(ix)         Indebtedness not otherwise permitted hereunder in an amount not to exceed $20,000,000 at any one time outstanding;

(x)          endorsement of instruments or other payment items for deposit in the ordinary course of business;

(xi)         Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(xii)        contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earn-out or similar obligation of any Loan Party or any of its Subsidiaries that are subordinated to the Loans on terms satisfactory to the Required Lenders incurred in connection with the consummation of one or more Permitted Acquisitions;

(xiii)       Indebtedness consisting of Permitted Investments;

(xiv)      unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(xv)       [reserved]; and

(xvi)      Permitted Unsecured Indebtedness in an aggregate principal amount not to exceed $500,000,000 at any time outstanding.

(b)          Holdings will not, nor will it permit any Subsidiary to, issue any preferred stock or other preferred Equity Interests, other than (i) preferred Equity Interests that are not redeemable at the election of the holder thereof (other than in connection with an event that would constitute a Change in Control) prior to the Maturity Date and (ii) preferred Equity Interests issued in lieu of Indebtedness permitted pursuant to clause (a) above upon delivery by the Borrower to the Administrative Agent of a written notice that such Equity Interests shall, for purposes of this Agreement, count as Indebtedness for all purposes hereunder, including incurrence pursuant to Section 6.01 and calculation of the Leverage Ratio; provided that in the case of either clause (i) or clause (ii) hereof, no payments or other distributions shall be permitted on such preferred stock other than in accordance with Section 6.08;

Section 6.02.         Liens. (a) Holdings will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)          Liens created under the Loan Documents;

(ii)         Permitted Encumbrances;

(iii)        any Lien existing on the Closing Date and set forth on Schedule 6.02 on any property or asset of Holdings or any Subsidiary; provided that (A) such Lien shall not apply to any other property or asset of Holdings or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Closing Date and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof;

(iv)        any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of Holdings or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs, associated therewith) or result in a decreased average weighted life thereof;

(v)         Liens on fixed or capital assets acquired, constructed or improved by Holdings or any Subsidiary; provided that (A) such Liens secure Indebtedness permitted by clause (v) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of Holdings or any Subsidiary;

(vi)        Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(vii)       Liens on cash collateral and deposit accounts maintained by the lienholder as depository bank to secure Indebtedness incurred pursuant to Section 6.01(a)(vii);

(viii)      Liens on the Collateral securing Indebtedness incurred pursuant to Section 6.01(a)(viii), provided that such Liens are subject at all times to the Intercreditor Agreement;

(ix)         (i) Liens not otherwise permitted by this Section 6.02 securing obligations other than Indebtedness and (ii) involuntary Liens not otherwise permitted by this Section 6.02, which in the case of clauses (i) and (ii) hereof, are in an aggregate amount not in excess of $20,000,000 at any time outstanding;

(x)          Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition;

(xi)         precautionary UCC-1 financing statement filings that are filed by lessors with respect to operating leases entered into by the Loan Parties in the ordinary course of business; and

(xii)        Liens or rights of setoff against credit balances of the Loan Parties with credit card issuers or credit card processors, or amounts owing by such credit card issuers or credit card processors to the Loan Parties in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of the Loan Parties, pursuant to applicable credit card agreements to secure the obligations of the Loan Parties to such credit card issuers or credit card processors as a result of fees and chargebacks.

Section 6.03.         Fundamental Changes. (a) Holdings will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate, wind up or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a wholly-owned Subsidiary and, if any party to such merger is a Loan Party, a Loan Party, (iii) any Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition or an asset disposition permitted pursuant to Section 6.05 and (iv) any Subsidiary (other than the Borrower) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b)          Holdings will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than a Permitted Business.

(c)          Holdings shall have no direct Subsidiaries other than the Borrower.

Section 6.04.         Investments, Loans, Advances, Guarantees and Acquisitions. Holdings will not, and will not permit any of its Subsidiaries to, make, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Investment, except:

(a)          Permitted Investments;

(b)          Investments existing on the Closing Date and set forth on Schedule 6.04, but not any increases thereto;

(c)          Investments by Holdings and its Subsidiaries in Equity Interests in Subsidiaries that are Loan Parties immediately prior to the time of such Investments;

(d)          loans or advances made by any Loan Party to any other Loan Party and made by any Subsidiary to the Borrower or any Loan Party;

(e)          Guarantees constituting Indebtedness permitted by Section 6.01;

(f)           Investments (including debt obligations and equity securities) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(g)          extensions of trade credit in the ordinary course of business;

(h)          Investments consisting of non-cash consideration received in respect of sales, transfers or other dispositions of assets to the extent permitted by Section 6.05;

(i)           loans and advances by Holdings and any of its Subsidiaries to their employees in the ordinary course of business and for bona fide business purposes in an aggregate amount at any time outstanding not in excess of $2,500,000;

(j)           [reserved];

(k)          Permitted Acquisitions in an aggregate amount not to exceed $20,000,000 in the aggregate for all such acquisitions during the term of this Agreement;

(l)           other Investments that do not exceed the Available Amount at the time of such Investments and with respect to which Investments the Available Amount Conditions have been satisfied;

(m)         Swap Agreements entered into in compliance with Section 6.07;

(n)          Investments consisting of Indebtedness permitted by Section 6.01(a)(iii); provided that all Indebtedness from a Loan Party to a Non-Loan Party Subsidiary shall be limited to $10,000,000 at any time outstanding and any Indebtedness owing by a Loan Party to a Non-Loan Party Subsidiary shall be subordinated to the Obligations on terms reasonably satisfactory to the Required Lenders;

(o)          deposits of cash made in the ordinary course of business to secure performance of operating leases;

(p)          Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(q)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(r)          advances made in connection with purchases of goods or services in the ordinary course of business;

(s)          Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries, and

(t)          Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business.

Section 6.05.         Asset Sales. Holdings will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, license or sublicense or otherwise dispose (each, a “Disposition”) of any asset, including any Equity Interest owned by it and any sale of assets in connection with a securitization, nor will Holdings permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:

(a)          sales of (x) inventory, (y) used, surplus, obsolete or worn-out equipment and (z) Permitted Investments, in each case, in the ordinary course of business;

(b)          sales, transfers and Dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.04 and Section 6.09;

(c)          sale and leaseback transactions permitted by Section 6.06;

(d)          sales, transfers and other Dispositions of assets (other than Equity Interests in a Subsidiary) to bona fide third parties that are not Affiliates of the Borrower and that are not permitted by any other clause of this Section; provided, that the aggregate cumulative fair market value of all assets sold, transferred or otherwise disposed of after the Closing Date in reliance upon this clause (d) shall not exceed $20,000,000; provided, further that at least 75% of the consideration for such Disposition shall consist of cash or Permitted Investments;

(e)          the licensing or sublicensing (other than exclusive licenses or sublicenses) of Intellectual Property in the ordinary course of business in a manner that does not, and could not reasonably be expected to, materially interfere with the business of Holdings and its Subsidiaries;

(f)           the expiration of Intellectual Property in accordance with its statutory term;

(g)          abandonment or lapse of Intellectual Property in the ordinary course of business in a manner that does not, and could not reasonably be expected to, materially interfere with the business of Holdings and its Subsidiaries;

(h)          the use or transfer of money or Permitted Investments in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(i)           the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not for financing purposes;

(j)           any involuntary loss, damage or destruction of property;

(k)          any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(l)           the leasing or subleasing of assets of any Borrower or its Subsidiaries in the ordinary course of business;

(m)         the sale of accounts receivables in connection with, and as contemplated by, the Billing and Collection Agreement; and

(n)          the Specified Disposition; provided that at the time of such Specified Disposition and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would result therefrom;

provided, that (x) all sales, transfers, leases, licenses, sublicenses and other dispositions permitted hereby (other than pursuant to clauses (a)(y), (a)(z), (b), (e), (f) and (g) above) shall be made for at least 75% cash consideration or, in the case of Permitted Investments, sales of receivables or sale and leaseback transactions, 100% cash consideration, and (y) all sales, transfers, leases and other dispositions permitted by clauses (a)(x), (d), (e) and (n) above shall be made for fair value.

Section 6.06.         Sale and Leaseback Transactions. Holdings will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter it or its Subsidiaries shall rent or lease such property or other property that it or such Subsidiaries intend to use for substantially the same purpose or purposes as the property sold or transferred, except (i) any such sale of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 90 days after Holdings or such Subsidiary acquires or completes the construction of such fixed or capital asset, to the extent all Capital Lease Obligations, Attributable Debt and Liens associated with such sale and leaseback transaction are permitted by Sections 6.01(a)(v) and 6.02(a)(v) (treating the property subject thereto as being subject to a Lien securing the related Attributable Debt, in the case of a sale and leaseback not accounted for as a Capital Lease Obligation) and (ii) sale and leaseback transactions with respect to real property or equipment having a fair market value in the aggregate not to exceed $25,000,000. For the avoidance of doubt, the Net Proceeds received from a sale and leaseback transaction pursuant to subsection (ii) of this Section 6.06 are subject to the mandatory prepayment provisions of Section 2.06(b).

Section 6.07.         Swap Agreements. Holdings will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Holdings or any Subsidiary has actual exposure (other than those in respect of Equity Interests of Holdings or any of its Subsidiaries) in the conduct of its business or the management of its liabilities and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interestbearing liability or investment of Holdings or any Subsidiary.

Section 6.08.         Restricted Payments; Certain Payments of Indebtedness. (a) Holdings will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) Subsidiaries of Holdings may declare and pay dividends or distributions ratably with respect to their Equity Interests, (ii) Restricted Payments deemed to have occurred in connection with cashless exercise of warrants and options in respect of Equity Interests shall be permitted, (iii) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Holdings, the Borrower or any of their respective Subsidiaries may make Restricted Payments to any present, former or future director, officer, employee, member of management or consultant of Holdings, the Borrower or any of their respective Subsidiaries (or their respective estates, heirs, family members, spouses or former spouses) pursuant to any management equity or stock option plan or any other management or employee benefit plan or agreement or arrangement or upon such person’s death, disability, retirement or termination of employment, in an aggregate amount not to exceed $4,000,000 in any fiscal year, (iv) Holdings, the Borrower or any of their respective Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed the Available Amount at the time of such Restricted Payment and with respect to which Restricted Payments the Available Amount Conditions have been satisfied and (v) on the Closing Date, the Borrower may make a Restricted Payment to Holdings with the proceeds of the Loans to be used to in accordance with Section 2.05.

(b)          Holdings will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, in each case, prior to the maturity thereof, except:

(i)          payment of Indebtedness created under the Loan Documents;

(ii)         payment of (x) interest and principal payments on Indebtedness incurred pursuant to Section 6.01(a)(viii) or (y) regularly scheduled interest and scheduled principal payments as and when due in respect of any Indebtedness (other than Indebtedness incurred pursuant to Section 6.01(a)(viii)), in each case, other than payments in respect of subordinated Indebtedness to the extent prohibited by the subordination provisions thereof;

(iii)        refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)        payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v)         prepayment of Capital Lease Obligations outside the ordinary course of business in an aggregate cumulative amount from and after the Closing Date not exceeding $5,000,000; and

(vi)        payment of any Indebtedness owing to the Borrower or any other Loan Party.

(c)          Holdings will not, and will not permit any Subsidiary to, furnish any funds to, make any Investment in, or provide other consideration to any other Person for purposes of enabling such Person to, or otherwise permit any such Person to, make any Restricted Payment or other payment or distribution restricted by this Section that could not be made directly by Holdings in accordance with the provisions of this Section.

Section 6.09.         Transactions with Affiliates. Holdings will not, nor will it permit any Subsidiary to, sell, lease, license, sublicense or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms and conditions not less favorable, considered as a whole, to Holdings or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, provided that with respect to any transaction or series of related transactions (other than Discounted Voluntary Repurchases made in accordance with Section 2.15) involving consideration of more than $1,000,000, such transaction(s) shall be approved by a majority of Disinterested Members of the Governing Board of the Borrower, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any payment permitted by Section 6.08 or any Investment permitted by Section 6.04 specifically contemplated by Section 6.04 to be made among Affiliates, (d) the issuance by Holdings or any Subsidiary of Equity Interests to, or the receipt of any capital contribution from, Holdings or a Subsidiary, and (e) the non-exclusive licensing or sublicensing of Intellectual Property.

Section 6.10.         Restrictive Agreements. Holdings will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to the Secured Parties securing the Obligations, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings or any other Subsidiary or to Guarantee Indebtedness of Holdings or any other Subsidiary; provided, that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and the proceeds thereof, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof, (vi) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement related to any Indebtedness incurred by a Subsidiary prior to the date on which such Subsidiary was acquired by Holdings or any of its Subsidiaries (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (vii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement related to the refinancing of Indebtedness, provided that the terms of any such restrictions or conditions are not materially less favorable to the Lenders than the restrictions or conditions contained in the predecessor agreements and (viii) the foregoing shall not apply to customary provisions in joint venture agreements.

Section 6.11.         Change in Business. Holdings will not, and will not permit any Subsidiary to, engage at any time in any business or business activity other than a Permitted Business.

Section 6.12.         Fiscal Year. Holdings shall not change its fiscal year for accounting and financial reporting purposes to end on any date other than December 31.

Section 6.13.         Amendment of Material Documents. Holdings will not, nor will it permit any Subsidiary to (i) amend, modify or waive any of its rights under its certificate of incorporation, by-laws or other organizational documents if, taken as a whole, such amendment, modification or waiver is adverse in any material respect to the interests of the Lenders or (ii) amend, modify or waive any provision of the ABL Credit Agreement in a manner not permitted by the Intercreditor Agreement.

Section 6.14.         Leverage Ratio. Holdings will not permit the Leverage Ratio as of the last day of each fiscal quarter commencing with the first full fiscal quarter ending after the Closing Date to exceed 3.50 to 1.00.

Section 6.15.         Capital Expenditures. Holdings will not, and will not permit any Subsidiary to, make or commit to make any Capital Expenditure, except Capital Expenditures of Holdings and its Subsidiaries in the ordinary course of business not exceeding $50,000,000 in each fiscal year.

Section 6.16.         ABL Credit Agreement. Holdings will not, and will not permit any Subsidiary to, use any proceeds from the ABL Credit Agreement (or any Refinancing Indebtedness in respect thereof) for any reason other than for (a) working capital purposes in the ordinary course of business, (b) Investments pursuant to Section 6.04, (c) Restricted Payments pursuant to Section 6.08 and (d) prepayments of the Loans that are accompanied by the Prepayment Premium.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)          the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)          the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)          any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)          the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02 or 5.04 (with respect to the existence of the Borrower) or in Article VI;

(e)          any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will promptly be given at the request of any Lender);

(f)           any Loan Party or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the agreement or instrument governing such Indebtedness);

(g)          if there exists (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) an “Event of Default”, as such term is defined in the ABL Credit Agreement from time to time; provided, that this clause (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (B) Optional Repurchases permitted hereunder, (C) refinancings of Indebtedness to the extent permitted by Section 6.01 and (D) Guarantees by Holdings or any other Guarantor of the Obligations under the Loan Documents unless any payment shall have been demanded to be made by, or any other remedy shall have been exercised against, the Guarantors or their respective assets in respect of such Guarantees;

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any other Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Borrower or any other Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding that would entitle the other party or parties to an order for relief, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)           one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (net of amounts covered by insurance) shall be rendered against Holdings or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any of its Subsidiaries to enforce any such judgment;

(k)          (i) an ERISA Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s), (iii) the PBGC shall institute proceedings to terminate any Plan, or (iv) any Loan Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability in a timely and appropriate manner; and in each cases (i) through (iv) above, such event or condition, in the opinion of the Required Lenders, when taken together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Effect;

(l)           any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, in the aggregate, a value in excess of $5,000,000 with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement;

(m)         any guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall assert in writing that the Guarantee and Collateral Agreement or any guarantee thereunder has ceased to be or is not enforceable; or

(n)          the Borrower fails to satisfy the Term Loan Payment Conditions (as defined in the ABL Credit Agreement) to the extent (and solely to the extent) (x) the ABL Credit Agreement prohibits the Borrower from making any prepayment under Section 2.06 (other than Section 2.06(a)) that would otherwise have been required but for its failure to satisfy such Term Loan Payment Conditions and (y) such failure results in the Borrower not being required to make such prepayment pursuant to Section 2.06(h), to the extent such failure shall continue unremedied for a period equal to the lesser of (i) 30 days and (ii) the cure period applicable thereto under the ABL Credit Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything to the contrary contained in this Section:

(a)          For the purpose of determining whether an Event of Default under Section 6.14 has occurred, Holdings may on one or more occasions designate any portion of the net cash proceeds (“Cure Proceeds”) from a sale or issuance of common stock of Holdings to one or more Permitted Holders or any cash contribution to the common stock of Holdings by one or more Permitted Holders (the “Cure Amount”) as an increase to Consolidated EBITDA of Holdings for the applicable fiscal quarter; provided that (i) such amounts to be designated are actually received by Holdings on or after the last day of such applicable fiscal quarter and on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) such amounts do not exceed the aggregate amount necessary to cure any Event of Default in respect of Section 6.14 as of the end of such fiscal quarter, (iii) there shall be no reduction in Total Indebtedness in respect of any Loans prepaid in accordance with clause (e) below for purposes of calculating compliance with Section 6.14 for any fiscal quarter in which the Cure Amount is included in Consolidated EBITDA, and (iv) Holdings shall have provided notice to the Administrative Agent on the date such amounts are designated as a “Cure Amount.” The Cure Amount used to calculate Consolidated EBITDA of Holdings for the applicable fiscal quarter shall be used and included when calculating Consolidated Adjusted EBITDA of Holdings for each four (4) consecutive fiscal quarter period that includes such fiscal quarter.

(b)          The parties hereto hereby acknowledge that this Section may not be relied on for purposes of calculating any financial ratios other than for determining actual compliance with Section 6.14 (and not pro forma compliance with Section 6.14 that is required by any other provision of this Agreement) and shall not at any time result in any adjustment (on a pro forma basis or otherwise) to any amounts (including the amount of Indebtedness) or increase in cash, in each case, for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to any term, provision or covenant hereunder.

(c)          In furtherance of clause (a) above, (i) upon actual receipt and designation of the Cure Amount by Holdings, Section 6.14 shall be deemed complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with Section 6.14 and any Event of Default in respect of Section 6.14 shall be deemed not to have occurred for purposes of the Loan Documents, and (ii) upon delivery to the Administrative Agent prior to the Cure Expiration Date of a notice from Holdings stating its good faith intention to exercise its right set forth in this Section, neither the Administrative Agent nor any Lender may exercise any rights or remedies hereunder (or under any other Loan Document) solely on the basis of any actual or purported Event of Default in respect of Section 6.14 until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated.

(d)          (i) In each period of 4 consecutive fiscal quarters, there shall be not more than 2 fiscal quarters in which the cure right set forth in this Section is exercised and (ii) during the term of this Agreement, Holdings may not exercise the cure right set forth in this Section more than 4 times in the aggregate.

(e)          100% of the proceeds of the Cure Amount shall be used to prepay the Loans in accordance with Section 2.06.

ARTICLE VIII

THE AGENT

Each of the Lenders hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity (other than as Agent). The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the reasonable advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor to the Agent as provided in this paragraph, the Agent may (i) resign at any time by notifying the Lenders and the Borrower or (ii) be removed at any time by the Required Lenders by notifying the Administrative Agent and Borrower. Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or the retiring Agent has received notice of removal from the Required Lenders, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01.         Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)          if to the Borrower, to it at Dex Media, Inc., 2200 West Airfield Drive P.O. Box 619810, DFW Airport, Texas 75261, Attention General Counsel (Telecopy No. (972)253-7200); with a copy to: Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10001, Attention: Andrew Colao (Telecopy No: (212) 310-8007);

(ii)         if to the Administrative Agent, to Wilmington Trust, National Association, 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, Attention: Jeffery Rose, Vice President (Email: jrose@wilmingtontrust.com; Phone No.: (612) 217-5630; Telecopy No. (612) 217-5651), with a copy to Katten Muchin Rosenman LLP, 100 Spectrum Center Drive, Irvine, CA, 92618-4960, Suite 1050, Attention: Craig A. Barbarosh (Email: craig.barbarosh@kattenlaw.com; Phone No.: (714) 966-6822; Telecopy No. (714) 464-4453); and

(iii)        if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02.         Waivers; Amendments. (a) No failure or delay by the Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, or (z) in the case of this Agreement or any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Loan Party or Loan Parties subject to such Loan Document and the Agent to cure any ambiguity, omission, defect or inconsistency; provided that no such agreement in clauses (x), (y) or (z) shall (i) reduce the principal amount of any Loan held by such Lender or reduce the rate of interest thereon (excluding the waiver of the imposition of Default Rate Interest), or reduce any fees payable to such Lender hereunder, without the written consent of such Lender, (ii) postpone the maturity of such Lender’s Loan, or any scheduled date of payment of the principal amount of such Lender’s Loan under Section 2.04, or any date for the payment of any interest or fees payable to such Lender hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of such Lender, (iii) change Section 2.13(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender and the Administrative Agent, (iv) change any of the provisions of this Section or the definitions of “Required Lenders” or “Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (v) except as provided by Section 9.14, release any Guarantor from its Guarantee under a Guarantee and Collateral Agreement or other applicable Security Document (except as expressly provided in the applicable Guarantee and Collateral Agreement or other Security Document), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vi) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (vii) change Section 2.15 without the written consent of each Lender and the Administrative Agent; provided, further, that no such agreement shall change any of the provisions of Section 6.16 regarding use of proceeds from the incurrence by the Borrower or any Subsidiary of Indebtedness under a revolving or asset-based lending facility, the definitions as used therein or any other provisions in the Loan Documents the effect of which would be to change Section 6.16 regarding use of proceeds from the incurrence by the Borrower or any Subsidiary of Indebtedness under a revolving or asset-based lending facility without the prior written consent of Supermajority Lenders. Notwithstanding the foregoing, (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Agent if at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, (ii) Article IX (The Agent) shall not be changed without the prior written consent of the Administrative Agent and (iii) the Agent Fee Letter may be changed by the written agreement of the Administrative Agent and the Borrower only.

(c)          If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement solely as contemplated by clauses (b)(i) through (b)(vi), inclusive, of the first proviso to Section 9.02(b), the consent of Lenders having Loans representing more than 50% of the sum of the total outstanding Loans at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (i) or (ii) below, to either (i) replace each such non-consenting Lender or Lenders with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.14 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) repay the outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent; provided (A) that, unless the Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), Lenders having Loans representing more than 50% of the sum of the total outstanding Loans at such time (determined after giving effect to the proposed action) shall specifically consent thereto and (B) any such replacement or termination transaction described above shall be effective on the date notice is given of the relevant transaction and shall have a settlement date no earlier than five Business Days and no later than 90 days after the relevant transaction.

Section 9.03.         Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all documented and reasonable out-of-pocket expenses incurred by the Agent, including the documented and reasonable out-of-pocket fees, charges and disbursements of (a) a single transaction and documentation counsel for the Agent and (b) such other local counsel and special counsel as may be required in the reasonable judgment of the Agent, in connection with the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all documented and reasonable out-of-pocket expenses incurred by the Agent and one financial advisor to the Agent (including such local counsel and special counsel as may be required in the reasonable judgment of the Agent) or any Lender (and one financial advisor and one legal advisor to the Lenders as determined by a majority in interest of the Lenders), in connection with the enforcement or protection of its/their rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)          The Borrower shall indemnify the Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of (a) a single transaction and documentation counsel for any Indemnitee and (b) such other local counsel and special counsel as may be required in the reasonable judgment of the Agent, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent under paragraph (a) or (b) of this Section, but without affecting the Borrower’s obligations thereunder, each Lender severally agrees to pay to the Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans at the time.

(d)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)          All amounts due under this Section shall be payable in full in cash not later than 30 days after written demand therefor.

Section 9.04.         Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or Obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of Loans to an assignee that is (x) a Lender immediately prior to giving effect to such assignment, (y) an Affiliate of a Lender or an Approved Fund, or (z) made in connection with a repurchase of a Loan pursuant to Section 2.15.

(ii)         Assignments shall be subject to the following conditions:

(A)         An assigning Lender shall be permitted to assign its rights and obligations under this Agreement to any Person that is not a Disqualified Institution.

(B)         except in the case of an assignment of entire remaining amount of the assigning Lender’s Loan or a repurchase undertaken in accordance with Section 2.15, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in each case unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(C)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D)         the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that only a single processing and recordation fee of $3,500 will be payable with respect to any multiple assignments to or by a Lender, an Affiliate of a Lender or an Approved Fund pursuant to clause (ii) (A) above, each of which is individually less than $1,000,000, that are simultaneously consummated);

(E)         the assignee, if it shall not be a Lender or the Borrower, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(F)         notwithstanding anything to the contrary contained herein, the Borrower, or its Affiliates or its Subsidiaries may, from time to time, purchase or prepay Loans, in each case, on a non-pro rata basis through (1) Dutch Auction or other procedures open to all Lenders on a pro rata basis in accordance with Section 2.15 or (2) Open Market Purchases in accordance with Section 2.15, provided that any such Loans acquired by the Borrower or its Affiliates or its Subsidiaries shall be retired or cancelled immediately upon the acquisition thereof.

The Administrative Agent shall have no obligation to determine or monitor the identity of any Lender as a Disqualified Institution.

For purposes of this Section 9.04, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) any entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.12 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)        The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time, which register shall indicate that each lender is entitled to interest paid with respect to such Loans (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice and an electronic copy of the Register shall be available by the Borrower and any Lender, from time to time upon reasonable prior request. The parties intend that all extensions of credit to the Borrower and its Affiliates hereunder shall at all times be treated as being in registered form within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code (and any successor provisions) and the regulations thereunder and shall interpret the provisions herein regarding the Register consistent with such intent.

(v)         Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          (i) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the second proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.12 (subject to the requirements and limitations therein, including the requirements under Section 2.12(e) (it being understood that the documentation required under Section 2.12(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13(c) as though it were a Lender.

(ii)         A Participant shall not be entitled to receive any greater payment under Section 2.10 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(iii)        Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.         Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.10, 2.11, 2.12 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 9.06.         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when the conditions set forth in Section 4.01 hereof shall have been satisfied, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07.         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any payroll, trust and Tax withholding accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender then due and owing, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such Obligations may be owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09.         Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)          The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)          The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          After the Closing Date, the Bankruptcy Court’s retention of jurisdiction shall not govern the interpretation or enforcement of the Loan Documents or any rights or remedies related thereto.

(e)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.         Confidentiality. Each of the Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including, without limitation, the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions at least as restrictive as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d), (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (iv) any credit insurance provider relating to the Borrower and its Obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Subsidiary thereof. For the purposes of this Section, “Information” means all information received from Holdings or any Subsidiary thereof relating to Holdings or any Subsidiary thereof or its business, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or any Subsidiary thereof; provided, that, in the case of information received from Holdings or any Subsidiary thereof after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to confidential information of its other customers.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or its Affiliates or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 9.13.         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14.         Termination or Release. (a) At such time as the Loans, all accrued interest and fees under this Agreement, and all other Obligations of the Loan Parties under the Loan Documents (other than Obligations under Sections 2.12 and 9.03 that are not then due and payable) shall have been paid in full in cash, (i) the Collateral shall automatically be released from the Liens created by the Security Documents and (ii) the Obligations (other than those expressly stated to survive termination) of the Agent and each Loan Party under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(b)          (i) Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement or any other Loan Document to any Person that is not a Loan Party, or upon the effectiveness of any written consent to the release of the security interest granted by the Guarantee and Collateral Agreement or any other Loan Document in any Collateral of the Loan Parties pursuant to Section 9.02 of this Agreement, the security interest in such Collateral granted pursuant to the Guarantee and Collateral Agreement and the other Loan Documents shall be automatically released and (ii) upon any Guarantor ceasing to be a Subsidiary as a result of a transaction permitted under this Agreement or any other Loan Document (including, without limitation, a permitted sale of its Equity Interest), or upon the effectiveness of any written consent to the release of such Guarantor of its obligations under this Agreement or any other Loan Document pursuant to Section 9.02 of this Agreement, then such Guarantor shall be automatically released from its obligations under this Agreement and all other Loan Documents.

(c)          In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 9.14, the Administrative Agent shall execute and deliver to any Loan Party at such Loan Party’s expense all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Administrative Agent or any Lender.

Section 9.15.         USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act.

Section 9.16.         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority .

Section 9.17.         Effect of Amendment and Restatement. This Agreement shall amend and restate the Existing Credit Agreement in its entirety, with the parties hereby agreeing that there is no novation of the Existing Credit Agreement and on the Closing Date, the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed and governed by this Agreement. Following the Closing Date, the Loans and Commitments under and as defined in the Existing Credit Agreement shall no longer be in effect and thereafter only Loans and Commitments under this Agreement shall be outstanding until otherwise terminated in accordance with the terms hereof.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DEX MEDIA, INC.,
as the Borrower

By:	/s/ Nicholas Haughey
Name: Nicholas Haughey
Title: Vice President of Finance

[Signature Page to Credit Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION as Administrative Agent

By:	/s/ Jeffery Rose
	Name:	Jeffery Rose
	Title.	Vice President

[Signature Page to Credit Agreement]

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD, as Lender

By: HG VORA CAPITAL MANAGEMENT, LLC, as investment advisor

By:	/s/ Gary Moross
Name: Gary Moross
Title: Partner

[Signature Page to Credit Agreement]

Annex I

$000s

			Actual
			Q1’18	Q2’18	Q3’18
Consolidated Net Income			$930	$10,093	$19,683

(a) Plus:
(i)	Consolidated interest expense*		20,069	21,208	18,432
(ii)	Consolidated income tax expense		1,032	3,732	6,878
(iii)	Depreciation and amortization		66,928	66,814	66,703
(iv)x	Non-recurring extraordinary	(**)	-	-	-
(iv)y	Non-cash charges [A]		31,428	15,172	11,179
(v)	Non-recurring business optimization charges	(**)	22,452	26,265	27,276
(vi)	Investment & commercial banking fees		-	-	-
(vii)	Cash premia, penalties, other payments for debt extinguishment		-	-	-
(viii)	Specified charges		-	-	-

(b) Minus:
(i)	Consolidated interest income		1,827	-	-
(ii)	Extraordinary gains and non-cash gains [B]	(**)	-	-	-
(iii)	Minus: Tucker Lease Cash Payment		(1,509)	(1,509)	(1,524)

Consolidated EBITDA			$143,157	$141,776	$148,626

Schedules
[A]	Extraordinary and non-cash charges
	Fresh start accounting		25,558	3,029	-
	Non-cash pension		896	(6,355)	1,437
	Incentive Equity Compensation		4,975	18,498	9,742
	Other		-
	Total		$31,428	$15,172	$11,179

[B]	Extraordinary gains and non-cash gains [C]
	Other income		-	-	-
	Gain on debt extinguishment		-	-	-
	Total		$0	$0	$0

*Adjusted for Tucker Lease interest expense

**Subject to 12.5% Cap

Schedule 1.01

MORTGAGED PROPERTY

Address	City	State	Zip Code
1615 Bluff City Highway	Bristol	TN	37621
200 Missionary Ridge Dr.	Birmingham	AL	35242
3100 Kettering Blvd.	Moraine	OH	45439

Schedule 2.01(a)

LOAN COMMITMENTS AND PRO RATA SHARES

First Installment Commitment

Lender	First Installment Commitment	First Installment Commitment Pro Rata Share
HG Vora Special Opportunities Master Fund, Ltd.	$400,000,000	100%
TOTAL	$400,000,000	100%

Second Installment Commitment

Lender	Second Installment Commitment	Second Installment Commitment Pro Rata Share
HG Vora Special Opportunities Master Fund, Ltd.	$425,000,000	100%
TOTAL	$425,000,000	100%

Schedule 2.01(a) – Credit Agreement – Page 1

Schedule 3.05

PROPERTIES

The following properties are owned by Dex Media, Inc.:

1615 Bluff City, Highway, Bristol, Tennessee

200 Missionary Ridge, Birmingham, Alabama

10200 Dr Martin Luther King Jr, St., St Petersburg, Florida

3100 Kettering Blvd, Moraine, Ohio

The following properties are leased by Dex Media, Inc.:

8000 Jetstar Drive, Suite 150, Irving, TX 75063

6215 Sheridan Dr., Suites 120 & 200, Williamsville, NY 14221

2200 West Airfield Drive, Bldgs A, B, C, E (3rd floor), Hotel and Fitness Center, DFW Airport, Texas 75261

7600 E Orchard Road, Harlequin Plaza, Suites 100N, 270N, 350S & 160S, Greenwood Village, CO 80111

9500 West Dodge Road, 2nd Floor, Omaha, NE 68114

8501 W. 137th Street, Overland Park, KS 66223

201 Jones Road, 1st Floor, Waltham, MA 02451

13801 Riverport Drive, Suites 100 & 200, Maryland Heights, MO 63043

13690 Riverport Drive, 2nd Floor, Maryland Heights, MO 63043

611 N. Brand Blvd., Floors 3-5, 12-14 Glendale , CA 91203

450 Carillon Parkway, Suites 110 & 200, St. Petersburg, FL 33716

9140 Arrowpoint Blvd., Suite 100, Charlotte, NC 28273

2245-47 Northlake Parkway, Tucker, GA 30084

Schedule 3.05 – Credit Agreement – Page 1

Schedule 3.09

TAXES

1.	$18.4M related to unfiled Sales & Use Tax returns related to the digital sales channels. On a jurisdictional level, this liability is predominantly less than $750k, with the largest individual liability of approximately $2.5M.

2.	$5.8M related to various other Sales & Use or Business Tax exposures.

3.	$2.2M related to various federal and state income tax exposure items.

Schedule 3.09 – Credit Agreement – Page 3

Schedule 3.13

SUBSIDIARIES

Dex Media, Inc. Stockholders

Holder	Shares
Dex Media Holdings, Inc.	3,000

Schedule 3.13 – Credit Agreement – Page 1

Schedule 3.14

INSURANCE

	Coverage	Carrier	Policy Inception Date	Term	Policy Number	Limit
On-going Policies

1.	General Liability Coverage	The Insurance Company of the State of Pennsylvania (AIG)		11/17/2018- 11/17/2019	GL 5425814	Occurrence: $1,900,000 Gen. Agg. $10M Prod./Compl. Ops.: $4M Personal & Adv. Injury: $1,900,000 Medical Payments: $0 Damages to Premises Rented: $1,900,000

2.	Commercial Automobile Coverage	The Insurance Company of the State of Pennsylvania (AIG)		11/17/2018- 11/17/2019	CA 9767384	Liability Limit: $2,000,000

3.	Umbrella Liability Coverage	North American Elite Ins. Co. (Swiss Re)		11/17/2018- 11/17/2019	UMB2000337 04	Primary $25M

4.	Excess Liability Coverage	ACE Property and Casualty Insurance Company (Chubb)		11/17/2018- 11/17/2019	XCP G71205587 001	$25M xs $25M

5.	Workers’ Compensation Coverage	New Hampshire Insurance Company (AIG)		11/17/2018- 11/17/2019	WC 046912750 (AOS)	WC-Statutory Employers Liability- Each accident-$2,000,000 Policy-$2,000,000 Each employee- $2,000,000

6.	Workers’ Compensation Coverage	American Home Assurance Company (AIG)		11/17/2018- 11/17/2019	WC 046912751 (CA)	WC-Statutory Employers Liability- Each accident-$2,000,000 Policy-$2,000,000 Each employee- $2,000,000

7.	Workers’ Compensation Coverage	New Hampshire Insurance Company (AIG)		11/17/2018- 11/17/2019	WC 046912752 (MA,ND,OH,WA,WI,WY)	WC-Statutory (MA, WI only) Employers Liability (ALL)- Each accident-$2,000,000 Policy-$2,000,000 Each employee- $2,000,000

Schedule 3.14 – Credit Agreement – Page 1

	Coverage	Carrier	Policy Inception Date	Term	Policy Number	Limit

8.	Workers’ Compensation Coverage	New Hampshire Insurance Company (AIG)		11/17/2018- 11/17/2019	WC 046912753 (AZ,IL,KY,NC, NH,NJ,PA,UT,VA,VT)	WC-Statutory Employers Liability- Each accident-$2,000,000 Policy-$2,000,000 Each employee- $2,000,000

9.	Workers’ Compensation Coverage	Illinois National Insurance Company (AIG)		11/17/2018- 11/17/2019	WC 046912754 (FL)	WC-Statutory Employers Liability- Each accident-$2,000,000 Policy-$2,000,000 Each employee- $2,000,000

10.	Foreign Liability	Insurance Company of the State of Pennsylvania (AIG)		11/17/2018- 11/17/2019	WS11001629	Foreign Commercial GL, AL, Employee Benefits Liability and Voluntary WC – Various Limits, $1,000,000 or more Via Master Control Program Aggregate $4M

11.	Property	XL Insurance America, Inc.		11/17/2018- 11/17/2019	US00010631PR18A	$200,000,000

12.	Directors & Officers Liability (Primary)	National Union	7/29/2018	Annual	016198267	$10,000,000 Aggregate (Note: Total Program Limits: $75M A//B/C plus $25M A-side)

13.	1st XS D&O Liability	Beazley	7/29/2018	Annual	V1C227180301	$10,000,000 xs $10,000,000

14.	2nd XS D&O Liability	Allied World	7/29/2018	Annual	0310-2643	$10,000,000 xs $20,000,000

15.	3rd XS D&O Liability (Quota Share)	Endurance Argo	7/29/2018	Annual	DOX10096232 MLX42092640	$20,000,000 xs $30,000,000

16.	4th XS D&O Liability (Quota Share)	Ill. National Freedom Aspen	7/29/2018	Annual	017028339 XMF1803646 MC004JT18	$25,000,000 xs $50,000,000

17.	5th Excess D&O Side A	CODA	7/29/2018	Annual	DEX3076C	$10,000,000 xs $75,000,000

18.	6th Excess D&O Side A	AI/G Bermuda	7/29/2018	Annual	17735527	$10,000,000 xs $85,000,000

19.	7th Excess D&O Side A	Allied World Bermuda	7/29/2018	Annual	C031459/003	$10,000,000 xs $95,000,000

20.	Special Crime	Hiscox	11/1/2018	3 year Term	UKA3008631.18	$25M per insured event

21.	Commercial Crime	Berkley	11/1/2018	Annual	BCCR4500294220	$ 10M per insured event

22.	EPL/Fiduciary Combined Primary Policy	National Union (AIG)	7/29/18	Annual	14211639	EPL: $10,000,000 Fiduciary: $15,000,000

Schedule 3.14 – Credit Agreement – Page 2

	Coverage	Carrier	Policy Inception Date	Term	Policy Number	Limit

23.	Excess Fiduciary	Beazley	7/29/18	Annual	DOX G25106507 003	$10,000,000 xs $10,000,000

24.	Professional/E&O – Cyber Liability/Media Liability	AIG	11/1/18	Annual	025829046	$10,000,000 per insured event

25.	XS Professional/E&O – Cyber Liability/Media Liability	Beazley	11/1/18	Annual	WB20B5118201	$10,000,000 xs $10,000,000

26.	XS Professional/E&O – Cyber Liability/Media Liability	Hiscox	11/1/18	Annual	UUA2673856.18	$10,000,000 xs $20,000,000

27.	XS Professional/E&O – Cyber Liability/Media Liability	Nationwide	11/1/18	Annual	XMS1808775	$5,000,000 xs $30,000,000

28.	As part of its insurance coverage, Dex Media Inc. (as successor to YP Holdings LLC) and its Subsidiaries are entitled to indemnification rights from AT&T TX Communications Holdco, LLC pursuant to the terms, and subject to the conditions of that certain Purchase Agreement, dated as of April 7, 2012, by and between AT&T Inc. and Cerberus YP LLC (f/k/a Congo Buyer LLC), that certain Settlement Agreement, dated as of May 8, 2015, by and among Cerberus YP LLC, YP Holdings LLC and AT&T Inc. and that certain Framework Agreement, dated as of December 20, 2012, by and among Cerberus YP LLC, YP Holdings LLC and AT&T Inc.

29.	As part of its insurance coverage, pursuant to the terms, and subject to the conditions of that certain Assignment and Assumption Agreement, dated as of June 29, 2015, by and between Dex Media Inc. (as successor to YP Holdings LLC) and Print Media LLC, Print Media LLC is entitled to indemnification rights from AT&T TX Communications Holdco, LLC pursuant to the terms, and subject to the conditions of that certain Purchase Agreement, dated as of April 7, 2012, by and between AT&T Inc. and Cerberus YP LLC (f/k/a Congo Buyer LLC), that certain Settlement Agreement, dated as of May 8, 2015, by and among Cerberus YP LLC, YP Holdings LLC and AT&T Inc. and that certain Framework Agreement, dated as of December 20, 2012, by and among Cerberus YP LLC, YP Holdings LLC and AT&T Inc.

Schedule 3.14 – Credit Agreement – Page 3

Schedule 3.17

UCC FILING JURISDICTIONS

Loan Party	State of Incorporation/ Formation	Filing Office
Dex Media Holdings, Inc.	Delaware	Delaware Secretary of State
Dex Media, Inc.	Delaware	Delaware Secretary of State

Schedule 3.17 – Credit Agreement – Page 1

Schedule 3.21

BANK ACCOUNTS

Entity	Bank	Acct Number	Account Name	Authorized Signors
Dex Media, Inc	JP Morgan Chase	xxxxx9218	Benefits Funding - LTD Cigna	Paul Rouse & Nicholas Haughey

Dex Media, Inc	JP Morgan Chase	xxxxx3857	Benefits Funding - Medical Cigna	Paul Rouse & Nicholas Haughey

Dex Media, Inc	JP Morgan Chase	xxxxx8609	Benefits Funding YP LLC (Cigna Dental)	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx6940	Master Operating Acct	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx6716	Treasury Depository Acct	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx6724	Local Debit Acct	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx0753	AP Disbursement	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx0761	Payroll Disbursement	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx6957	Local Depository Acct	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx6965	National Depository Acct	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx6708	Electronic Depository Acct	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx6732	Merchant Cash collateral	Paul Rouse & Nicholas Haughey

Schedule 3.21 – Credit Agreement – Page 1

Entity	Bank	Acct Number	Account Name	Authorized Signors
Dex Media, Inc	Wells Fargo	xxxxxx7994	YP Master Operating Acct	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx1794	PM Master Operating Acct	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx7071	YP LLC/Zuora Receipts	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx9373	YP LLC/Transcentra Receipts	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx5110	YP LLC/National Print/Digital	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx6074	YP LLC/Yellowpages.com LLC	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx1424	YP LLC/CSS National Print	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx1432	YP LLC/CSS Local Pre-Pay and OCA	Paul Rouse & Nicholas Haughey

Dex Media, Inc	Wells Fargo	xxxxxx6107	YP LLC/FMS	Paul Rouse & Nicholas Haughey

Schedule 3.21 – Credit Agreement – Page 2

Schedule 5.01(g)

SUMMARY OF KEY PERFORMANCE INDICATORS

	Q1	Q2	Q3	Q4
Revenue
Print
Thryv
Thryv Leads
IYP
Presence
SEM
Other Revenue
Total Net Revenue
Variable Expenses
Variable Profit
Variable Margin
Total Direct Expenses
Direct Profit
Total Direct Margin
Indirect Overhead
EBITDA
EBITDA Margin
Free Cash Flow
Cash Balance
Debt Balance
Cash Interest
Cash Income Tax Expense
Capex
Change in working capital

Schedule 5.01(g) – Credit Agreement – Page 1

Schedule 6.01

EXISTING INDEBTEDNESS

Existing ABL Credit Agreement.

Schedule 6.01– Credit Agreement – Page 3

Schedule 6.02

EXISTING LIENS

None.

Schedule 6.02 – Credit Agreement – Page 1

Schedule 6.04

EXISTING INVESTMENTS

American Express cash deposit account in the amount of $600,000.

Schedule 6.04 – Credit Agreement – Page 1

Schedule 6.10

EXISTING RESTRICTIONS

None.

Schedule 6.10 – Credit Agreement – Page 1

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]](1)

3.	Borrower(s):

4.	Administrative Agent:	Wilmington Trust, National Association, as administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of December 31, 2018, among Dex Media, Inc., a Delaware corporation, as borrower, Dex Media Holdings, Inc., a Delaware corporation, the Lenders party thereto and Wilmington Trust, National Association, as Administrative Agent

(1) Select if applicable.

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans(2)
$	$	%
$	$	%
$

Effective Date:                      , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws. The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

NAME OF ASSIGNOR

By:
Title:

ASSIGNEE

NAME OF ASSIGNEE

By:
Title:

(2) Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders.

[Consented to and](3) Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By
Title:

[Consented to:](4)

DEX MEDIA, INC.

By
Title:

(3) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(4) To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2          Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B

FORM OF AMENDED AND RESTATED GUARANTEE AND COLLATERAL

AGREEMENT

[Attached]

EXECUTION VERSION

SECOND AMENDED AND RESTATED
GUARANTEE AND COLLATERAL AGREEMENT

SECOND AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of December 31, 2018 between Dex Media Holdings, Inc., a Delaware corporation (“Holdings”), Dex Media, Inc., a Delaware corporation (the “Borrower”) and each entity, if any, that becomes a “Subsidiary Guarantor” hereunder as contemplated by Section 7.12 (individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and, together with Holdings, collectively, the “Guarantors”, and the Guarantors together with the Borrower, collectively, the “Obligors”), and Wilmington Trust, National Association, as administrative agent for the parties defined as “Lenders” under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

WHEREAS, Holdings, the Borrower, the Lenders and the Administrative Agent, among others, are parties to that certain Amended and Restated Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made and will make certain financial accommodations for the Borrower;

WHEREAS, the Borrower, the Subsidiary Guarantors party thereto and the Administrative Agent are parties to that certain Amended and Restated Guarantee and Collateral Agreement, dated as of June 30, 2017 (as in effect immediately prior to the effectiveness hereof, the “Existing Guarantee and Collateral Agreement”), pursuant to which, among other things, (i) the Subsidiary Guarantors party thereto guaranteed the Guaranteed Obligations (as defined therein) and (ii) the Obligors, as defined thereunder, granted a security interest in the Collateral described in the Existing Guarantee and Collateral Agreement as security for the Secured Obligations (as defined therein);

WHEREAS, the Borrower is a member of an affiliated group of Persons that includes Holdings and the Subsidiary Guarantors;

WHEREAS, Holdings and each Subsidiary Guarantor will derive substantial direct and indirect benefits from the Credit Agreement (which benefits are hereby acknowledged by Holdings and each Subsidiary Guarantor);

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement that Holdings, the Borrower and each Subsidiary Guarantor shall have executed and delivered this Agreement (as hereinafter defined) to the Administrative Agent; and

WHEREAS, to induce the Lenders to enter into the Credit Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors have agreed, subject to the terms hereof, to guarantee the Guaranteed Obligations (as hereinafter defined) and the Obligors have agreed to grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined).

ACCORDINGLY, in consideration of the agreements set forth herein and in the Credit Agreement, the parties hereto agree that the Existing Guarantee and Collateral Agreement shall be and is hereby amended and restated in its entirety as follows:

Section 1. Definitions, Etc.

1.01        Certain Uniform Commercial Code Terms. As used herein, the terms “Accession”, “Account”, “As-Extracted Collateral”, “Chattel Paper”, “Commodity Account”, “Commodity Contract”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Farm Products”, “Fixture”, “General Intangible”, “Goods”, “Instrument”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Manufactured Home”, “Payment Intangible”, “Proceeds”, “Promissory Note”, “Supporting Obligation” and “Tangible Chattel Paper” have the respective meanings set forth in Article 9 of the NYUCC, and the terms “Certificated Security”, “Entitlement Holder”, “Financial Asset”, “Instruction”, “Securities Account”, “Security”, “Security Certificate”, “Security Entitlement” and “Uncertificated Security” have the respective meanings set forth in Article 8 of the NYUCC.

1.02        Additional Definitions. In addition, as used herein, in addition to the terms defined in the preamble hereto:

“Agreement” means this Second Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchase or debit card, electronic funds transfer and other cash management arrangements, and to which Holdings or any of its Subsidiaries is a party.

“Cash Management Bank” means (a) any Lender or Affiliate of a Lender that is party to a Cash Management Agreement, (b) any financial institution that is party to a Cash Management Agreement that was a Lender or Affiliate of a Lender on the Closing Date, and (c) any other bank or financial institution that provides services under a Cash Management Agreement that has been designated in writing by the Borrower to the Administrative Agent as a “Cash Management Bank”.

“Cash Management Obligation” means any obligation owed by Holdings or any Subsidiary thereof under any Cash Management Agreement to a Cash Management Bank.

“Collateral” has the meaning assigned to such term in Section 4.

“Collateral Account” has the meaning assigned to such term in Section 5.01.

“Contract” means all written contracts and agreements between any Obligor and any other Person (in each case, whether third party or intercompany) as the same may be amended, extended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, including (i) all rights of any Obligor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Obligor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of any Obligor to damages arising thereunder and (iv) all rights of any Obligor to terminate and to perform and compel performance of, such contracts and to exercise all remedies thereunder.

“Copyright Collateral” means all Copyrights, whether now owned or hereafter acquired by any Obligor, including each Copyright identified in Annex 3.

“Copyrights” means all copyrights, copyright registrations and applications for copyright registrations, including all renewals and extensions thereof, all rights to recover for past, present or future infringements thereof and all other rights whatsoever accruing thereunder or pertaining thereto.

“Excluded Accounts” has the meaning assigned to such term in Section 5.

“Excluded Collateral” has the meaning assigned to such term in Section 4.

“Foreign Subsidiary” means (i) a Subsidiary organized under the laws of a jurisdiction located outside the United States of America or (ii) a Subsidiary of any Person described in the foregoing clause (i).

“Government Contract” means any Contract of an Obligor with any governmental authority.

“Government Receivable” means any Receivable of an Obligor pursuant to or in connection with a Government Contract.

“Guaranteed Obligations” has the meaning assigned to such term in Section 2.01.

“Initial Pledged Shares” means the Shares of each Issuer beneficially owned by any Obligor on the date hereof and identified in Annex 2 (Part A).

“Insurance” means all property and casualty insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof).

“Intellectual Property” means, collectively, all Copyright Collateral, all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Obligor with respect to any of the foregoing, in each case whether now or hereafter owned or used; (c) intellectual property rights in all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) intellectual property rights in all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) intellectual property rights in all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; and (f) all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.

“Issuers” means, collectively, (a) the respective Persons identified on Annex 2 (Part A) under the caption “Issuer”, (b) any other Person that shall at any time be a Subsidiary of any Obligor, and (c) the issuer of any equity securities hereafter owned by any Obligor.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Motor Vehicles” means motor vehicles, tractors, trailers and other like property, if the title thereto is governed by a certificate of title or ownership.

“NYUCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Patent Collateral” means all Patents, whether now owned or hereafter acquired by any Obligor, including each Patent identified in Annex 3, and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect thereto.

“Patents” means all patents and patent applications, including the inventions and improvements described and claimed therein together with the reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, all damages and payments for past or future infringements thereof and rights to sue therefor, and all rights corresponding thereto throughout the world.

“Pledged Shares” means, collectively, (i) the Initial Pledged Shares and (ii) all other Shares of any Issuer now or hereafter owned by any Obligor, which are required to be Pledged hereunder pursuant to the terms hereof, together in each case with (a) all certificates representing the same, (b) all Shares, securities, moneys or other property representing a dividend on or a distribution or return of capital on or in respect of the Pledged Shares, or resulting from a split-up, revision, reclassification or other like change of the Pledged Shares or otherwise received in exchange therefor, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Shares, and (c) without prejudice to any provision of any of the Loan Documents prohibiting any merger or consolidation by an Issuer, all Shares of any successor entity of any such merger or consolidation.

“Receivable” means all Accounts and any other right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Secured Parties” means, collectively, the Lenders, the Cash Management Banks, any Secured Swap Provider and the Administrative Agent, any other holder from time to time of any of the Secured Obligations and, in each case, their respective successors and permitted assigns.

“Secured Obligations” means, collectively, (a) in the case of the Borrower, all Obligations of the Borrower under the Loan Documents and (b) in the case of the Guarantors, all obligations of the Guarantors in respect of their guarantee under Section 2 and other obligations of the Guarantors under the Loan Documents, (c) in the case of each of the foregoing, including all interest thereon and expenses related thereto, in each case, to the extent required to be paid by the Obligors pursuant to the express terms of this Agreement or any other Loan Document, including any interest, fees, premium or expenses accruing or arising after the commencement of any case with respect to the Borrower under the Bankruptcy Code or any other bankruptcy or insolvency law (whether or not such interest, fees, premium or expenses are enforceable, allowed or allowable as a claim in whole or in part in such case), (d) the Cash Management Obligations and (e) the Secured Swap Obligations.

“Secured Swap Obligations” means, any obligations owed by an Obligor to a Secured Swap Provider under a Specified Swap Agreement; provided that the Secured Swap Obligations shall not include any Excluded Swap Obligations.

“Secured Swap Provider” means a Person with whom an Obligor has entered into a Specified Swap Agreement arranged by any Lender or any Affiliate of a Lender and any assignee thereof which is a Lender or Affiliate of a Lender.

“Shares” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Specified Swap Agreement” means any Swap Agreement entered into by an Obligor provided or arranged by any Person who was a Lender or an Affiliate of a Lender at the time such Swap Agreement was entered into.

“Trademark Collateral” means all Trademarks, whether now owned or hereafter acquired by any Obligor, including each Trademark identified in Annex 3, together, in each case, with the goodwill of the business and product lines connected with the use of, and symbolized by, each such Trademark. Notwithstanding the foregoing, the Trademark Collateral does not and shall not include any Trademark that would be rendered invalid, abandoned, void or unenforceable by reason of its being included as part of the Trademark Collateral.

“Trademarks” means all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including all renewals of trademark and service mark registrations, all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and all rights corresponding thereto throughout the world.

1.03        Terms Generally. Terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in the Credit Agreement), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Annexes shall be construed to refer to Sections of, and Exhibits and Annexes to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, supplemented or otherwise modified from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including” and (h) references to days, months, quarters and years refer to calendar days, months, quarters and years, respectively.

Section 2. Guarantee.

2.01        The Guarantee. The Guarantors hereby jointly and severally guarantee to each of the Secured Parties and their respective successors and permitted assigns (a) the Obligations, (b) any Secured Swap Obligations and (c) any Cash Management Obligations (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby further jointly and severally agree that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise, including amounts that would become due but for the operation of the automatic stay under the Bankruptcy Code) any of the Guaranteed Obligations strictly in accordance with the terms of any document or agreement evidencing any such Guaranteed Obligations, including in the amounts, in the currency and at the place expressly agreed to thereunder, irrespective of and without giving effect to any law, order, decree or regulation in effect from time to time of the jurisdiction where the Borrower, any Guarantor or any other Person obligated on any such Guaranteed Obligations is located, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.02        Obligations Unconditional. Guaranteed Obligations of the Guarantors under Section 2.01 are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Obligations of the Borrower under the Credit Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the defense of payment in full of the Obligations), it being the intent of this Section 2.02 that the Guaranteed Obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances and shall apply to any and all Guaranteed Obligations now existing or in the future arising. Without limiting the foregoing, each Guarantor agrees that:

(a)          Guarantee Absolute. The occurrence of any one or more of the following shall not affect the enforceability of this Agreement in accordance with its terms or affect, limit, reduce, discharge or terminate the liability of the Guarantors hereunder, or the rights, remedies, powers and privileges of any of the Secured Parties, under this Agreement:

(i)           at any time or from time to time, without notice to the Guarantors, the time, place or manner for any performance of or compliance with any of the Guaranteed Obligations shall be amended or extended, or such performance or compliance shall be waived;

(ii)          any of the acts mentioned in any of the provisions of the Credit Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)         the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under the Credit Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)         any lien or security interest granted to, or in favor of, any Secured Parties as security for any of the Guaranteed Obligations shall be released or shall fail to be perfected;

(v)          any application by any of the Secured Parties of the proceeds of any other guaranty of or insurance for any of the Guaranteed Obligations to the payment of any of the Guaranteed Obligations;

(vi)         any settlement, compromise, release, liquidation or enforcement by any of the Secured Parties of any of the Guaranteed Obligations;

(vii)        the giving by any of the Secured Parties of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, the Borrower or any other Person, or to any disposition of any Shares by the Borrower or any other Person;

(viii)       any proceeding by any of the Secured Parties against the Borrower or any other Person or in respect of any collateral for any of the Guaranteed Obligations, or the exercise by any of the Secured Parties of any of their rights, remedies, powers and privileges under the Loan Documents, regardless of whether any of the Secured Parties shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Agreement;

(ix)          the entering into any other transaction or business dealings with the Borrower or any other Person; or

(ix)          any combination of the foregoing.

(b)          Waiver of Defenses. The enforceability of this Agreement and the liability of the Guarantors and the rights, remedies, powers and privileges of the Secured Parties under this Agreement shall not be affected, limited, reduced, discharged or terminated, and each Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i)           the illegality, invalidity or unenforceability of any of the Guaranteed Obligations, any Loan Document or any other agreement or instrument whatsoever relating to any of the Guaranteed Obligations;

(ii)          any disability or other defense with respect to any of the Guaranteed Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of such Guarantor relating thereto;

(iii)         the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Guaranteed Obligations or any lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for any of the Guaranteed Obligations;

(iv)         the cessation, for any cause whatsoever, of the liability of the Borrower or any Guarantor with respect to any of the Guaranteed Obligations;

(v)          any failure of any of the Secured Parties to marshal assets, to exhaust any collateral for any of the Guaranteed Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrower or any other Person, or to take any action whatsoever to mitigate or reduce the liability of any Guarantor under this Agreement, the Secured Parties being under no obligation to take any such action notwithstanding the fact that any of the Guaranteed Obligations may be due and payable and that the Borrower may be in default of its obligations under any Loan Document;

(vi)         any counterclaim, set-off or other claim which the Borrower or any Guarantor has or claims with respect to any of the Guaranteed Obligations;

(vii)        any failure of any of the Secured Parties to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;

(viii)       any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Borrower or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Guaranteed Obligations (or any interest on any of the Guaranteed Obligations) in or as a result of any such proceeding;

(ix)          any action taken by any of the Secured Parties that is authorized by this Section 2.02 or otherwise in this Agreement or by any other provision of any Loan Document, or any omission to take any such action; and

(xi)         any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than the defense of payment in full of the Obligations).

(c)          Waiver of Set-off and Counterclaim, Etc. Each Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Secured Parties, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand for payment or performance, notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any of the Secured Parties exhaust any right, remedy, power or privilege or proceed against the Borrower under the Credit Agreement or any other Loan Document or any other agreement or instrument referred to herein or therein, or against any other Person, and all notices of acceptance of this Agreement or of the existence, creation, incurring or assumption of new or additional Guaranteed Obligations. Each Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.

(d)          Other Waivers. Each Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Secured Parties, any right to which it may be entitled:

(i)           that the assets of the Borrower first be used, depleted and/or applied in satisfaction of the Guaranteed Obligations prior to any amounts being claimed from or paid by such Guarantor;

(ii)          to require that the Borrower be sued and all claims against the Borrower be completed prior to an action or proceeding being initiated against such Guarantor; and

(iii)         to have its obligations hereunder be divided among the Guarantors, such that each Guarantor’s obligation would be less than the full amount claimed.

2.03        Reinstatement. The obligations of the Guarantors under this Section 2 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Guarantor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy, insolvency or reorganization or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable and documented out-of-pocket costs and expenses (including fees of counsel) incurred by the Secured Parties in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law; provided that such indemnity shall not, as to any Secured Party, be available to the extent that such cost and expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Secured Party.

2.04        Subrogation. The Guarantors hereby jointly and severally agree that until Payment in Full of the Obligations and the expiration and termination of the Commitments of the Lenders under the Credit Agreement, they shall not exercise any right or remedy arising by reason of any performance by them of their guarantee in Section 2.01, whether by subrogation or otherwise, against the Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. All rights and claims arising under this Section 2.04 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Guaranteed Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made). Until the Payment in Full of the Obligations, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Guarantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the Person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Guaranteed Obligations. If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Guarantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

2.05        Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under the Credit Agreement may be declared to be forthwith due and payable as provided in the Credit Agreement (and shall be deemed to have become automatically due and payable in the circumstances provided therein) for purposes of Section 2.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 2.01.

2.06        Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 2 constitutes an instrument for the payment of money, and consents and agrees that any Secured Party, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York Civil Practice Law and Rules Section 3213.

2.07        Continuing Guarantee. The guarantee in this Section 2 is a continuing guarantee and is a guaranty of payment and not merely of collection, and shall apply to all Guaranteed Obligations whenever arising.

2.08        Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, then each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 2.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 2 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until Payment in Full of all such Obligations.

For purposes of this Section 2.08, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Guarantor (excluding any Shares of stock or other equity interest of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of the Borrower and all of the Guarantors exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder and under the other Loan Documents) of all of the Guarantors, determined (A) with respect to any Guarantor that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

2.09        General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 2.01 would otherwise, taking into account the provisions of Section 2.08, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under this Section 2.09 without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

2.10        Indemnity by Borrower. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 2.04), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part the Guaranteed Obligations, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

2.11        Payments. All payments by each Guarantor under this Agreement shall be made in Dollars, in immediately available funds, without deduction, setoff or counterclaim, to the Administrative Agent in the manner specified in the Credit Agreement (including Section 2.12 thereof as it relates to taxes) or as shall otherwise be specified by the Administrative Agent.

Section 3. Representations and Warranties. Each Obligor represents and warrants to the Lenders and the Administrative Agent for the benefit of the Secured Parties that:

3.01        Non-Reliance. In executing and delivering this Agreement, such Obligor has (i) without reliance on the Administrative Agent or any Lender, or any information received from the Administrative Agent or any Lender, and based upon such documents and information it deems appropriate, made an independent investigation of the transactions contemplated hereby and of the Borrower, the Borrower’s business, assets, operations, prospects and condition, financial or otherwise, and any circumstances which may bear upon such transactions, the Borrower or the obligations and risks undertaken herein with respect to the Guaranteed Obligations, (ii) adequate means to obtain from the Borrower on a continuing basis information concerning the Borrower, (iii) has full and complete access to the Loan Documents and any other documents executed in connection with the Loan Documents and (iv) not relied and will not rely upon any representations or warranties of the Administrative Agent or any Lender not embodied herein or any acts heretofore or hereafter taken by the Administrative Agent or any Lender (including any review by the Administrative Agent or any Lender of the affairs of the Borrower).

3.02        Title. Each Obligor is the sole beneficial owner of the Collateral in which it purports to grant a security interest pursuant to Section 4 and no Lien exists upon the Collateral (and no right or option to acquire the same exists in favor of any other Person), other than (a) the security interest created or provided for herein, which security interest constitutes, to the extent required by the Intercreditor Agreement, a valid first and prior perfected (with respect to Intellectual Property, if and to the extent required to be perfected pursuant to this Agreement) Lien on the Collateral (subject to Liens permitted by Section 6.02 of the Credit Agreement), and (b) the Liens expressly permitted by Section 6.02 of the Credit Agreement.

3.03        Names, Etc. The full and correct legal name, type of organization, jurisdiction of organization, organizational ID number (if applicable) and mailing address of each Obligor as of the date hereof are correctly set forth in Annex 1. Said Annex 1 also correctly specifies for any Obligor that is not a registered organization or is not organized under any State of the United States, (a) the place of business of each Obligor or, if such Obligor has more than one place of business, the location of the chief executive office of such Obligor, or if such Obligor is an individual, the principal residence of such Obligor and (b) each location where any financing statement naming any Obligor as debtor which has not been terminated is currently on file.

3.04        [Reserved]

3.05        Pledged Shares. The Initial Pledged Shares constitute (a) 100% of the issued and outstanding Shares of each Issuer (other than a Foreign Subsidiary) beneficially owned by such Obligor on the date hereof (other than any Shares held in a Securities Account referred to in Annex 4), whether or not registered in the name of such Obligor and (b) in the case of each Issuer that is a Foreign Subsidiary directly owned by an Obligor, (i) 65% of the issued and outstanding Shares of voting stock of such Issuer and (ii) 100% of all other issued and outstanding non-voting Shares of whatever class of such Issuer beneficially owned by such Obligor on the date hereof, in each case, whether or not registered in the name of such Obligor. Annex 2 (Part A) correctly identifies, as at the date hereof, the respective Issuers of the Initial Pledged Shares and (in the case of any corporate Issuer) the respective class and par value of such Shares, whether such Shares are certificated and the respective number of such Shares (and registered owner thereof) represented by each such certificate.

The Initial Pledged Shares are, and all other Pledged Shares in which such Obligor shall hereafter grant a security interest pursuant to Section 4 will be, (i) duly authorized, validly existing, fully paid and non-assessable (in the case of any Shares issued by a corporation) and (ii) duly issued and outstanding (in the case of any Shares in any other entity), and none of such Pledged Shares are or will be subject to any contractual restriction, or any restriction under the charter, by-laws, partnership agreement or other organizational instrument of the respective Issuer thereof, upon the transfer of such Pledged Shares (except for any such restriction contained herein or in the Loan Documents, or under such organizational instruments).

Subject to the Intercreditor Agreement and Section 5.14 of the Credit Agreement, all certificates, agreements or instruments representing or evidencing the Pledge Shares in existence on the date hereof have been delivered to the Administrative Agent in a suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and (assuming continuing possession by the Administrative Agent of all such Pledged Shares) the Administrative Agent has a perfected first priority security interest therein to the extent required by the Intercreditor Agreement (subject to Liens permitted by Section 6.02 of the Credit Agreement).

3.06        Promissory Notes, Instruments and Tangible Chattel Paper. Annex 2 (Part B) sets forth a complete and correct list of all Promissory Notes (including any intercompany notes), Instruments and Tangible Chattel Paper held by any Obligor on the date hereof having an aggregate principal amount in excess of $500,000.

3.07        Intellectual Property. Annex 3, set forth under the name of such Obligor a complete and correct list of all Patents, Trademarks and material Copyrights, owned by such Obligor on the date hereof (or, in the case of any supplement to said Annex 3, effecting a pledge thereof, as of the date of such supplement).

Except pursuant to Intellectual Property licenses and other Intellectual Property user agreements entered into by such Obligor in the ordinary course of business, such Obligor has done nothing to authorize or enable any other Person to use any material Copyright, Patent or Trademark listed in said Annex 3 (as so supplemented) and all material registrations listed in said Annex 3 (as so supplemented) are, except as noted therein, in full force and effect.

To such Obligor’s knowledge, (i) except as set forth in said Annex 3 (as supplemented by any supplement effecting a pledge thereof), there is no infringement by others of any right of such Obligor with respect to any Copyright, Patent or Trademark listed in said Annex 3 (as so supplemented), respectively, and (ii) such Obligor is not infringing in any respect upon any Copyright, Patent or Trademark of any other Person and no litigation alleging such infringement are currently pending against such Obligor before any court, and no written claim against such Obligor has been received by such Obligor in the past year, alleging any such violation, except as may be set forth in said Annex 3 (as so supplemented).

Except as set forth on Annex 3, such Obligor does not own any Trademarks registered in the United States of America to which the last sentence of the definition of Trademark Collateral applies.

3.08        Deposit Accounts, Securities Accounts and Commodity Accounts. Annex 4 sets forth a complete and correct list of all Deposit Accounts, Securities Accounts and Commodity Accounts of the Obligors on the date hereof.

3.09        Commercial Tort Claims. Annex 5 sets forth a complete and correct list of all commercial tort claims of the Obligors in existence on the date hereof.

3.10        Letter-of Credit Rights. Annex 6 sets forth a complete and correct list of all letters of credit issued in favor of each Obligor, as beneficiary thereunder, on the date hereof.

3.11        Fair Labor Standards Act. Any goods now or hereafter produced by such Obligor or any of its Subsidiaries included in the Collateral have been and will be produced in compliance in all material respects with the requirements of the Fair Labor Standards Act, as amended.

3.12        Special Collateral. As of the date hereof, none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) timber to be cut, (5) health care insurance receivables or (6) aircraft, aircraft engines, satellites, ships or railroad rolling stock. No material portion of the Collateral consists of Motor Vehicles or other goods subject to a certificate of title statute of any jurisdiction.

3.13        Benefit to Each Obligor. The Obligors are members of an affiliated group of Persons, and the Obligors are engaged in related businesses. The guaranty and surety obligations of each Obligor pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it; and each Obligor has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Obligor. Such Obligor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Secured Obligations and under any of the Security Documents to which it is a party.

3.14        Credit Agreement Representations. Each Guarantor makes the representations and warranties set forth in Article III of the Credit Agreement as they relate to the Guarantors or to the Loan Documents to which any Guarantor is a party, each of which is hereby incorporated herein by reference, and the Secured Parties shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 3.14, be deemed to be a reference to such Guarantor’s knowledge.

Section 4. Collateral. As collateral security for the payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, each Obligor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties as hereinafter provided a security interest in all of such Obligor’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wherever located, and whether now owned by such Obligor or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 4 being collectively referred to herein as “Collateral”):

(a)          all Accounts, Receivables and Receivables Records;

(b)          all As-Extracted Collateral;

(c)          all Chattel Paper;

(d)          all Deposit Accounts;

(e)          all Documents;

(f)          all Equipment;

(g)          all Fixtures;

(h)          all General Intangibles;

(i)           all Goods not covered by the other clauses of this Section 4;

(j)           the Pledged Shares;

(k)          all Instruments, including all Promissory Notes;

(l)           all Insurance;

(m)         all Intellectual Property, all causes of action, claims and warranties in respect thereto;

(n)          all Inventory;

(o)          all Investment Property, including all Securities, all Securities Accounts and all Security Entitlements with respect thereto and Financial Assets carried therein, and all Commodity Accounts and Commodity Contracts;

(p)          all Letter-of-Credit Rights;

(q)          all Money, as defined in Section 1-201(24) of the NYUCC;

(r)          all commercial tort claims, as defined in Section 9-102(a)(13) of the NYUCC, arising out of the events described in Annex 5;

(s)          all other tangible and intangible personal property whatsoever of such Obligor; and

(t)          all Proceeds of any of the Collateral, all Accessions to and substitutions and replacements for, any of the Collateral, and all offspring, rents, profits and products of any of the Collateral, and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other papers (including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Obligor or any computer bureau or service company from time to time acting for such Obligor),

IT BEING UNDERSTOOD, HOWEVER, that notwithstanding any of the other provisions set forth in this Section 4, this Agreement shall not constitute a grant of a security interest in, and the Collateral shall not include or attach to any (A) lease, license, contract, property rights or agreement to which any Obligor is a party (or to any of its rights or interests thereunder) if the grant of such security interest would constitute or result in either (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Obligor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than to the extent that (a) any such term would be rendered ineffective by Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law as in effect in the relevant jurisdiction, or (b) any consent or waiver has been obtained that would permit Administrative Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and the foregoing exclusions of clauses (a) and (b) shall in no way be construed to limit, impair or otherwise affect Administrative Agent’s continuing security interests in and liens upon any rights or interests of any Obligor in or to (1) monies due or to become due under or in connection with any described lease, license, contract, property rights or agreement or Equity Interests (including any Accounts or Equity Interests), or (2) any proceeds from the sale, license, lease or other dispositions of any such lease, license, contract, property rights or agreement or Equity Interests), (B) assets of any Foreign Subsidiary, (C) security interest created hereby in Shares constituting voting stock of any Issuer that is a Foreign Subsidiary, except for the portion of such voting stock that does not exceed 65% of the aggregate issued and outstanding voting stock of such Issuer that is a Foreign Subsidiary directly owned by an Obligor, (D) property to the extent that the grant of a security interest therein is prohibited by any requirement of law of a Governmental Authority pursuant to such requirement of law, (E) Intellectual Property, including intent-to-use applications, solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intellectual property or result in the cancellation or voiding thereof, including without limitation, trademark applications filed on an intent-to-use basis, (F) Excluded Accounts, (G) any Margin Stock and (H) those assets as to which the Required Lenders and the Borrower shall reasonably determine that the costs, burdens or consequences of obtaining or perfecting such security interest are excessive in relation to the value of the security to be afforded thereby (the foregoing clauses (A) through (H), the (“Excluded Collateral”); provided, however, that Excluded Collateral shall not include any (x) asset or property which secures obligations under the ABL Credit Agreement and (y) proceeds, products, substitutions or replacements of Excluded Collateral (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Collateral). Notwithstanding the foregoing, no Obligor shall be required to take any action to perfect any security interest with respect to Motor Vehicles or assets subject to a certificate of title, to the extent that a security interest herein cannot be perfected by a Uniform Commercial Code financing statement.

Section 5. Deposit Accounts; Security Accounts. Subject to Section 5.14 of the Credit Agreement, no Obligor shall establish or maintain a Deposit Account or a Securities Account constituting Collateral for which such Grantor has not delivered to the Administrative Agent a control agreement executed by all parties relevant thereto (each such account a “Collateral Account”); provided, that no Obligor shall be required to enter into control agreements with respect to any Deposit Account or Securities Accounts (i) used (a) solely to fund payroll, 401k and other retirement plans and employee benefits or healthcare benefits, (b) as a withholding tax, trust or fiduciary account and (ii) any other Deposit Account or Security Account that contains no greater than $500,000 individually and $1,000,000 for all accounts excluded pursuant to this clause (ii) at any time outstanding (the foregoing, “Excluded Accounts”).

Section 6. Further Assurances; Remedies. In furtherance of the grant of the security interest pursuant to Section 4, the Obligors hereby jointly and severally agree with the Administrative Agent for the benefit of the Secured Parties as follows:

6.01        Delivery and Other Perfection. Each Obligor shall promptly from time to time give, execute, deliver, file, record, authorize or obtain all such financing statements, continuation statements, notices, instruments, documents, agreements or consents or other papers as may be necessary or which the Required Lenders reasonably indicate are desirable to create, preserve, perfect (with respect to intellectual property, if and to the extent required to be perfected pursuant to this Agreement), maintain the perfection of or validate the security interest granted pursuant hereto in the Collateral or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such security interest, and without limiting the foregoing shall:

(a)          if any of the Pledged Shares, Investment Property or Financial Assets constituting part of the Collateral are received by such Obligor, promptly (x) deliver to the Administrative Agent the certificates or instruments representing or evidencing the same (if any), duly endorsed in blank or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent or Required Lenders may reasonably request, all of which thereafter shall be held by the Administrative Agent or Required Lenders, pursuant to the terms of this Agreement, as part of the Collateral and (y) take such other action necessary or which the Required Lenders otherwise reasonably request to duly record or otherwise perfect the security interest created hereunder in such Collateral;

(b)          promptly from time to time deliver to the Administrative Agent any and all Instruments constituting part of the Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent or Required Lenders may reasonably request; provided, that (other than in the case of the promissory notes described in Annex 2 (Part B)), so long as no Event of Default shall have occurred and be continuing, such Obligor may retain for collection in the ordinary course any Instruments received by such Obligor in the ordinary course of business and the Administrative Agent shall, promptly upon request of such Obligor (through the Borrower), make appropriate arrangements for making any Instrument delivered by such Obligor available to such Obligor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent requested by the Administrative Agent, against trust receipt or like document);

(c)          to the extent otherwise required pursuant to the terms of this Agreement, promptly from time to time enter into such control agreements or consents to assignments of proceeds, each in form and substance reasonably acceptable to the Administrative Agent or Required Lenders, as may be required to perfect the security interest created hereby in any and all Deposit Accounts (other than Excluded Accounts), Investment Property (other than Excluded Accounts) and Letter-of-Credit Rights, and will promptly furnish to the Administrative Agent true copies thereof;

(d)          promptly from time to time (i) file with the United States Patent and Trademark Office, and the United States Copyright Office, any Confirmatory Grant of Security Interest in United States Intellectual Property in the form of Exhibit A hereto (the “IP Security Agreement”) required in order to perfect any Lien granted to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to Section 4 in United States federally registered, issued, or applied for (1) Trademark Collateral, (2) Patent Collateral or (3) Copyright Collateral and (ii) deliver to the Administrative Agent evidence of such filing(s); and

(e)          keep books and records relating to the Collateral, which are complete and accurate in all material respects, and stamp or otherwise mark such books and records in such manner as the Administrative Agent or Required Lenders may reasonably require in order to reflect the security interests granted by this Agreement.

6.02        Other Financing Statements or Control. Except as otherwise permitted under the Credit Agreement, no Obligor shall (a) file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to any of the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties, other than in each case with respect to Liens permitted pursuant to Section 6.02 of the Credit Agreement, or (b) cause or permit any Person other than the Administrative Agent to have “control” (as defined in Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) of any Deposit Account, Electronic Chattel Paper, Investment Property or Letter-of-Credit Right constituting part of the Collateral.

6.03        Preservation of Rights. The Administrative Agent shall not be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

6.04        Special Provisions Relating to Certain Collateral.

(a)          Pledged Shares.

(i)           The Obligors will cause the Pledged Shares to constitute at all times (1) 100% of the total number of Shares of each Issuer other than a Foreign Subsidiary then outstanding owned by the Obligors and (2) in the case of any Issuer that is a Foreign Subsidiary directly owned by an Obligor, 65% of the total number of Shares of voting stock of such Issuer and 100% of the total number of non-voting Shares then issued and outstanding owned by the Obligors.

(ii)          So long as no Event of Default shall have occurred and be continuing, the Obligors shall have the right to exercise all voting, consensual and other powers of ownership pertaining to the Pledged Shares for all purposes not inconsistent with the terms of this Agreement, the Loan Documents or any other instrument or agreement referred to herein or therein, provided, that the Obligors jointly and severally agree that they will not vote the Pledged Shares in any manner that is inconsistent with the terms of this Agreement, the Loan Documents or any such other instrument or agreement, or in any manner adverse to the Lenders’ rights, remedies or interest in any of the Loan Documents; and the Administrative Agent shall execute and deliver to the Obligors or cause to be executed and delivered to the Obligors all such proxies, powers of attorney, dividend and other orders, and all such instruments, without recourse, as the Obligors may reasonably request for the purpose of enabling the Obligors to exercise the rights and powers that they are entitled to exercise pursuant to this Section 6.04(a)(ii).

(iii)         Unless and until an Event of Default shall have occurred and be continuing, the Obligors shall be entitled to receive and retain any dividends, distributions or proceeds on the Pledged Shares paid in cash out of earned surplus.

(iv)         If an Event of Default shall have occurred and be continuing, whether or not the Secured Parties or any of them exercise any available right to declare any Obligations due and payable or seek or pursue any other relief or remedy available to them under applicable law or under this Agreement, the Loan Documents or any other agreement relating to such Obligation, all dividends and other distributions on the Pledged Shares shall be paid directly to the Administrative Agent and retained by it in a Collateral Account as part of the Collateral, subject to the terms of this Agreement, and, if the Administrative Agent or Required Lenders shall so request in writing, the Obligors jointly and severally agree to execute and deliver to the Administrative Agent appropriate additional dividend, distribution and other orders and documents to that end; provided, that if such Event of Default is cured or waived, any such dividend or distribution theretofore paid to the Administrative Agent or Required Lenders shall, upon request of the Obligors (except to the extent theretofore applied to the Secured Obligations), be returned by the Administrative Agent (at the direction of the Required Lenders) to the Obligors.

(v)          Each Obligor hereby expressly authorizes and instructs each Issuer of any Pledged Shares pledged hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Obligor, and such Obligor agrees that such Issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to the Pledged Shares directly to the Administrative Agent for the benefit of the Secured Parties.

(b)          Intellectual Property.

(i)           For the purpose of enabling the Administrative Agent to exercise rights and remedies under Section 6.05 at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Obligor hereby grants to the Administrative Agent, to the extent licensable and effect only during such time as the Administrative Agent is so entitled to exercise such rights and remedies, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Obligor) to use, assign, license or sublicense any of the Intellectual Property (with respect to Trademarks, subject to reasonable quality control in favor of such Grantor) now owned or hereafter acquired by such Obligor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(ii)          Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Credit Agreement that limit the rights of the Obligors to dispose of their property, so long as no Event of Default shall have occurred and be continuing, the Obligors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of business of the Obligors. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall from time to time, upon the request of the respective Obligor (through the Borrower), execute and deliver any instruments, certificates or other documents, in the form so requested, that such Obligor (through the Borrower) believes are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the Payment in Full of the Obligations or release of the Collateral, the license granted pursuant to clause (i) immediately above shall automatically terminate. The exercise of rights and remedies under Section 6.05 by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Obligors in accordance with the first sentence of this clause (ii).

(iii)         Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Obligor shall be required to make any applications or filings or take any actions to record or perfect any Lien with respect to any Intellectual Property not governed under the Laws of the United States.

(c)          Chattel Paper. The Obligors will (i) deliver to the Administrative Agent each original of each item of Chattel Paper with a value in excess of $100,000 at any time constituting part of the Collateral, and (ii) cause each such original and each copy thereof to bear a conspicuous legend, in form and substance reasonably satisfactory to the Required Lenders, indicating that such Chattel Paper is subject to the security interest granted hereby and that purchase of such Chattel Paper by a Person other than the Administrative Agent without the consent of the Administrative Agent would violate the rights of the Administrative Agent.

6.05        Remedies.

(a)          Rights and Remedies Generally upon Default. If an Event of Default shall have occurred and is continuing, the Administrative Agent shall have all of the rights and remedies with respect to the Collateral of a secured party under the Uniform Commercial Code (whether or not the Uniform Commercial Code is in effect in the jurisdiction where the rights and remedies are asserted) and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including the right, to the fullest extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and each Obligor agrees to take all such action as may be appropriate to give effect to such right); and without limiting the foregoing:

(i)           upon the request of the Required Lenders, the Administrative Agent in its discretion may, in its name or in the name of any Obligor or otherwise, demand, sue for, collect or receive any money or other property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so;

(ii)          upon the request of the Required Lenders, the Administrative Agent may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

(iii)         upon the request of the Required Lenders, the Administrative Agent may require the Obligors to notify (and each Obligor hereby authorizes the Administrative Agent to so notify) each account debtor in respect of any Account, Chattel Paper or General Intangible, and each obligor on any Instrument, constituting part of the Collateral that such Collateral has been assigned to the Administrative Agent hereunder, and to instruct that any payments due or to become due in respect of such Collateral shall be made directly to the Administrative Agent or as it may direct (and if any such payments, or any other Proceeds of Collateral, are received by any Obligor they shall be held in trust by such Obligor for the benefit of the Administrative Agent and as promptly as possible remitted or delivered to the Administrative Agent for application as provided herein);

(iv)         upon the request of the Required Lenders, the Administrative Agent may require the Obligors to assemble the Collateral at such place or places, reasonably convenient to the Administrative Agent and the Obligors, as the Administrative Agent may direct;

(v)          upon the request of the Required Lenders, the Administrative Agent may apply the Collateral Account and any money or other property therein to payment of the Secured Obligations;

(vi)         upon the request of the Required Lenders, the Administrative Agent may require the Obligors to cause the Pledged Shares to be transferred of record into the name of the Administrative Agent or its nominee (and the Administrative Agent agrees that if any of such Pledged Shares are transferred into its name or the name of its nominee, the Administrative Agent will thereafter promptly give to the respective Obligor (through the Borrower) copies of any notices and communications received by it with respect to such Pledged Shares); and

(vii)        upon the request of the Required Lenders, the Administrative Agent may sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable statute and cannot be waived), and the Administrative Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Obligors, any such demand, notice and right or equity being hereby expressly waived and released. In the event of any sale, assignment, or other disposition of any of the Trademark Collateral, the goodwill connected with and symbolized by the Trademark Collateral subject to such disposition shall be included. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

The Proceeds of each collection, sale or other disposition under this Section 6.05, including by virtue of the exercise of any license granted to the Administrative Agent in Section 6.04(b), shall be applied in accordance with Section 6.09.

(b)          Certain Securities Act Limitations. The Obligors recognize that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable federal, foreign or state securities laws, or otherwise, the Administrative Agent may determine that a public sale is impracticable, not desirable or not commercially reasonable and may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Obligors acknowledge that any such private sales may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agree that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit the issuer thereof to register it for a public sale.

(c)          Other Acts. Each Obligor agrees to use its commercially reasonable efforts to do or cause to be done all such other acts as may be necessary or otherwise reasonably requested by the Administrative Agent or the Required Lenders to make such sale or sales of all or any portion of the Pledged Shares pursuant to this Section 6.05 valid and binding and in compliance with all other applicable legal requirements. Each Obligor further agrees that a breach of any covenant contained in this Section 6.05 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.05 shall be specifically enforceable against such Obligor, and such Obligor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement.

(d)          Credit Bidding. The Administrative Agent may, upon the direction of the Required Lenders, or any Lender may purchase, in any public or private sale conducted under the provisions of the Uniform Commercial Code (including pursuant to sections 9-610 and 9-620 of the Uniform Commercial Code), the provisions of the Bankruptcy Code (including pursuant to section 363 of the Bankruptcy Code) or at any sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law, all or any portion of the Collateral. The Obligors and the Secured Parties hereby irrevocably authorize Administrative Agent, upon the written Consent of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Obligor is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Secured Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Secured Obligations so credit bid) in the asset or assets so purchased (or in the equity interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

In connection with any such credit bid (i) the Administrative Agent (in its sole discretion) or another Secured Party (with the consent or at the direction of the Required Lenders) may form one or more acquisition vehicles and assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent (in its sole discretion) or another Secured Party (with the consent or at the direction of the Required Lenders) may adopt documents providing for the governance of the acquisition vehicle or vehicles (provided, that any actions by any Secured Party with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in the Credit Agreement), (iv) the Administrative Agent (in its sole discretion) or another Secured Party (with the consent or at the direction of the Required Lenders) on behalf of such acquisition vehicle or vehicles may issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

(e)          Notice. The Obligors agree that to the extent the Administrative Agent is required by applicable law to give reasonable prior notice of any sale or other disposition of any Collateral, ten (10) Business Days’ notice shall be deemed to constitute reasonable prior notice.

6.06        Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 6.05 are insufficient to cover the costs and expenses of such realization and the payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made), the Obligors shall remain liable for any deficiency.

6.07        Locations; Names, Etc. Following delivery of any notice required by Section 5.03(a) of the Credit Agreement, the relevant Obligor shall as promptly as practicable (and in any event, within 5 Business Days (or such later time as may be reasonably agreed to by the Administrative Agent) make all filings required under the UCC or other applicable law and take all other actions necessary or otherwise reasonably requested by the Administrative Agent or the Required Lenders to ensure that the Agent shall continue at all times following such change to have (subject to the Intercreditor Agreement and applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) a valid, legal, enforceable and perfected first priority security interest in such Collateral for its benefit and the benefit of the other Secured Parties. Without at least thirty (30) days’ prior written notice to the Administrative Agent, no Obligor shall agree to or authorize any modification of the terms of any item of Collateral that would result in a change thereof from one Uniform Commercial Code category to another such category (such as from a General Intangible to Investment Property), if the effect of any such change described in this clause (iii) would be to result in a loss of perfection of, or diminution of priority for, the security interests created hereunder in such item of Collateral, or the loss of control (within the meaning of Section 9-104, 9-105, 9-106 or 9-107 of the NYUCC) over such item of Collateral.

6.08        Private Sale. The Secured Parties shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale pursuant to Section 6.05 conducted in a commercially reasonable manner. Each Obligor hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

6.09        Application of Proceeds. Subject to the Intercreditor Agreement, except as otherwise herein expressly provided and except as provided below in this Section 6.09, the Proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under Section 5 or this Section 6, shall be applied by the Administrative Agent:

First, to the payment of the costs and expenses of such collection, sale or other realization, including the reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the fees and expenses of its agents and counsel, all outstanding fees under the Agent Fee Letter, and all expenses incurred and advances made by the Administrative Agent in connection therewith as and to the extent required by Section 7.04;

Next, to the payment in full of the Secured Obligations, in each case, equally and ratably in accordance with the respective amounts thereof then due and owing or as the Secured Parties holding the same may otherwise agree; and

Finally, to the payment to the respective Obligor, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

6.10        Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent, upon the occurrence and during the continuance of any Event of Default, the Administrative Agent is hereby appointed the attorney-in-fact of each Obligor for the purpose of carrying out the provisions of this Section 6 and taking any action and executing any instruments that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Section 6 to make collections in respect of the Collateral, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Obligor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

6.11        Perfection and Recordation. Each Obligor authorizes the Administrative Agent to file (a) Uniform Commercial Code financing statements describing the Collateral as “all assets” or “all personal property and fixtures” of such Obligor (provided that no such description shall be deemed to modify the description of Collateral set forth in Section 4); and (b) any IP Security Agreement required in order to perfect any Lien granted pursuant to Section 4 in (1) Trademark Collateral, (2) Patent Collateral or (3) Copyright Collateral, respectively.

6.12        Termination. When all of the Obligations shall have been Paid in Full, this Agreement and all obligations (other than those expressly stated to survive the termination of this Agreement) of the Administrative Agent and each Obligor hereunder shall automatically terminate and the Liens created hereby shall automatically be released, and the Administrative Agent shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the respective Obligor and to be released and canceled all licenses and rights referred to in Section 6.04(b). The Administrative Agent shall also, at the expense of such Obligor, execute and deliver to the respective Obligor upon such termination such Uniform Commercial Code termination statements, and such other documentation as shall be reasonably requested by the respective Obligor to effect the termination and release of the Liens on the Collateral as required by this Section 6.12.

6.13        Further Assurances. Each Obligor agrees that, from time to time upon the reasonable written request of the Administrative Agent or Required Lenders, such Obligor will execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order fully to effect the purposes of this Agreement. Any Lien covering any asset that has been disposed of in accordance with the Credit Agreement or that has been disposed of with the consent of the Required Lenders under the Credit Agreement shall be automatically released, without delivery of any further document, and Administrative Agent shall, at the expense of the applicable Obligor, execute and deliver to such Obligor such documentation as such Obligor shall reasonably request to evidence such release.

6.14        Marshalling. The provisions of this Agreement may be enforced by the Administrative Agent from time to time against any or all of the Obligors as often as an occasion therefor may arise and without any requirement on the part of the Administrative Agent or any other Secured Party first to marshal any of its claims or to exercise any of its rights against any other Obligor or to exhaust any remedies available to it against any other Obligor or to resort to any other source or means of obtaining payment of any of the Secured Obligations or to elect any other remedy.

Section 7. Miscellaneous.

7.01        Notices. All notices, requests, consents and demands hereunder shall be in writing and delivered to the intended recipient at such address as shall be designated by such party in a notice to each other party or, in the case of the Borrower or the Administrative Agent, pursuant to Section 9.01 of the Credit Agreement. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given transmitted by telecopier, electronic transmission or personally delivered or, in the case of a mailed notice or notice sent by electronic transmission, upon receipt, in each case, given or addressed as aforesaid.

7.02        No Waiver. No failure on the part of any Secured Party to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any Secured Party of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

7.03        Amendments, Etc. The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by each Obligor and the Administrative Agent (with the consent of the Lenders as specified in Section 9.02 of the Credit Agreement). Any such amendment or waiver shall be binding upon the Secured Parties and each Obligor.

7.04        Expenses; Indemnification.

(a)          The Obligors jointly and severally agree to reimburse each of the Secured Parties for all reasonable and documented out-of-pocket expenses incurred by them as and to the extent required by Section 9.03(a) of the Credit Agreement and (ii) the enforcement of this Section 7.04, and all such costs and expenses shall be Secured Obligations entitled to the benefits of the collateral security provided pursuant to Section 4.

(b)          Each Obligor agrees to pay, and to hold the Administrative Agent and each other Secured Party harmless from, any and all losses, claims, damages, liabilities and related expenses as and to the extent required by Section 9.03(b) of the Credit Agreement.

(c)          The agreements in this Section 7.04 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.05        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each Obligor and the Secured Parties (provided, that no Obligor shall assign or transfer its rights or obligations hereunder without the prior written consent of the Required Lenders or the Administrative Agent).

7.06        Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

7.07        Governing Law; Submission to Jurisdiction; Etc.

(a)          Governing Law. This Agreement and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b)          Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding to enforce its rights in the Collateral.

(c)          Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)          Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

7.08        WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.08        Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

7.10        Agents and Attorneys-in-Fact. The Administrative Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.

7.11        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

7.12        Additional Subsidiary Guarantors. As contemplated by Section 5.11 of the Credit Agreement, certain Subsidiaries of Holdings formed or acquired after the date hereof, or certain other Subsidiaries not then a party hereto, may be required to become a “Guarantor” under this Agreement, by executing and delivering to the Administrative Agent a Guarantee Assumption Agreement in the form of Exhibit B hereto. Accordingly, upon the execution and delivery of any such Guarantee Assumption Agreement by any such new Subsidiary, such new Subsidiary shall automatically and immediately, and without any further action on the part of any Person, become a “Guarantor” and an “Obligor” under and for all purposes of this Agreement, and each of the Annexes hereto shall be supplemented in the manner specified in such Guarantee Assumption Agreement.

7.15        Set-Off. If an Obligor shall fail to pay when due (whether at stated maturity, by acceleration or otherwise) any amount payable by it hereunder, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held (other than deposits held in any account used (a) solely to fund payroll, 401k and other retirement plans and employee benefits or healthcare benefits and (b) as a withholding tax, trust or fiduciary account) and other obligations at any time owing by such Lender or such Affiliate to or for the credit or the account of such Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement or any other Loan Document to which such Obligor is a party to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document to which such Obligor is a party and although such obligations of such Obligor may be unmatured or contingent or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 7.15 are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliates may have.

7.16.       Entire Agreement. This Agreement, the Intercreditor Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

7.17.       Intercreditor Agreement. Notwithstanding anything to the contrary herein or in any other Loan Document, (i) the security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent with respect to any Collateral hereunder are subject the provisions of the Intercreditor Agreement then in effect, (ii) the delivery of any Collateral to the ABL Agent (as defined in the Intercreditor Agreement) pursuant to the Intercreditor Agreement shall satisfy any obligation of any Obligor under any Loan Document to deliver any such Collateral to the Administrative Agent and (iii) in the event of any conflict between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control.

7.18.       Effect of Amendment and Restatement. As of the date hereof, this Agreement shall amend, and restate as amended, the Existing Guarantee and Collateral Agreement, but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties thereunder (including with respect to the grant of security and representations and warranties made thereunder), except as such rights or obligations have been expanded hereby. The Existing Guarantee and Collateral Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Guarantee and Collateral Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Guarantee and Collateral Agreement contained herein were set forth in an amendment to the Existing Guarantee and Collateral Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Guarantee and Collateral Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto. For the avoidance of doubt, the parties are entering into this Agreement in order to expand the collateral granted under the Existing Guarantee and Collateral Agreement and nothing in this Agreement shall (or shall be deemed to) invalidate or otherwise adversely affect in any manner any existing grant made under the Existing Guarantee and Collateral Agreement, all of which shall remain in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the day and year first above written.

DEX MEDIA HOLDINGS, INC.

By:
Name:
Title:

DEX MEDIA, INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

ANNEX 1

FILING DETAILS

Legal Name of Obligor	Type of Organization	Other legal names and dates of change	Changes in identity or corporate structure in past five years	Jurisdiction of Organization	Organizational Identification Number	Place(s) of Business

ACQUISITION OF EQUITY INTERESTS OR ASSETS OF AN ENTITY

Date of Acquisition	Legal Name of Entity	Entity Type of Organization	Entity Jurisdiction of Organization	Entity Organization Identification Number

Annex 1 to Guarantee and Collateral Agreement

ANNEX 2

PLEDGED SHARES AND PROMISSORY NOTES, INSTRUMENTS

AND TANGIBLE CHATTEL PAPER

Pledged Shares

Grantor	Share Issuer	Class of Shares	Certificated (Y/N)	Share Certificate No.	Par Value	No. of Pledged Share	Percentage of Outstanding Share of the Issuer

Promissory Notes

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date	Pledged [Yes/No]

Chattel Paper

Description	Pledged [Yes/No]

Annex 2 to Guarantee and Collateral Agreement

ANNEX 3

LIST OF PATENTS AND PATENT APPLICATIONS

Owner	Country	Registration or App Number	Patent Title

LIST OF TRADEMARK AND SERVICE MARK REGISTRATIONS AND

APPLICATIONS FOR TRADEMARK AND SERVICE MARK REGISTRATIONS

Owner	Country	Mark	Reg. No.	App. No.

LIST OF MATERIAL COPYRIGHT REGISTRATIONS

Owner	Title	Registration Number

Annex 3 to Guarantee and Collateral Agreement

ANNEX 4

LIST OF DEPOSIT ACCOUNTS, AND SECURITIES ACCOUNTS AND COMMODITY

ACCOUNTS

Deposit Accounts

Grantor	Name of Depositary Bank	Account Number	Account Name

Securities Accounts

Grantor	Name of Intermediary	Account Number	Account Name

Commodity Accounts

Grantor	Name of Intermediary	Account Number	Account Name

Annex 4 to Guarantee and Collateral Agreement

ANNEX 5

LIST OF COMMERCIAL TORT CLAIMS

[                                                             ]

Annex 5 to Guarantee and Collateral Agreement

ANNEX 6

LIST OF LETTER-OF-CREDIT RIGHTS

Grantor	Issuer	Outstanding Principal Balance	Maturity Date

Annex 6 to Guarantee and Collateral Agreement

EXHIBIT A

[FORM OF CONFIRMATORY GRANT OF SECURITY INTEREST

IN UNITED STATES INTELLECTUAL PROPERTY]

THIS CONFIRMATORY GRANT OF SECURITY INTEREST IN UNITED STATES INTELLECTUAL PROPERTY (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Confirmatory Grant”) is made effective as of [            ], 20[    ] by and from [NAME OF GRANTOR(S)]1 ([the] “Grantor”][each individually a “Grantor” and collectively, the “Grantors”]), to and in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders (as defined in the Credit Agreement referenced below) (in such capacity, “Grantee”).

WHEREAS, DEX MEDIA HOLDINGS, INC., a Delaware corporation (“Holdings”) and DEX MEDIA, INC., a Delaware corporation (the “Borrower”), Grantee and the Lenders, among others, have entered into that certain [Second] Amended and Restated Credit Agreement, dated as of December [    ], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

WHEREAS, Holdings, the Borrower, [the][each]Grantor, certain other Subsidiaries of Holdings and Grantee have entered into that certain [Second] Amended and Restated Guarantee and Collateral Agreement, dated as of December [   ], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).

[WHEREAS, [the][each] Grantor owns the copyrights listed on Exhibit A attached hereto (the “Copyrights”), which Copyrights are pending or registered with the United States Copyright Office (the “USCO”).

WHEREAS, [the][each] Grantor owns the trademarks listed on Exhibit B attached hereto (the “Trademarks”), which Trademarks are pending or registered with the United States Patent and Trademark Office (the “USPTO”).

WHEREAS, [the][each] Grantor own the patents listed on Exhibit C attached hereto (the “Patents”, and together with the Copyrights and Trademarks, the “Intellectual Property”), which Patents are pending or registered with the USPTO.

WHEREAS, this Confirmatory Grant has been granted in conjunction with the security interest granted under the Guarantee and Collateral Agreement to Grantee for the benefit of the Lenders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

1) Definitions. All capitalized terms not defined herein shall have the respective meaning given to them in the Credit Agreement.

2) The Security Interest.

1 To be populated with the names of only those subsidiary guarantors that own IP.

2

(a)          In order to secure the payment and performance when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of the Secured Obligations (as defined in the Guarantee and Collateral Agreement), [the] [each] Grantor hereby grants to Grantee for the benefit of the Lenders:

i.             [With respect to the Copyrights, security interest in (1) all of [the][such] Grantor[‘s][s’] right, title and interest in and to the Copyrights now owned or from time to time after the date hereof owned or acquired by [the] [such] Grantor, together with (2) all proceeds of such Copyrights and (3) all causes of action arising prior to or after the date hereof for infringement of such Copyrights or unfair competition regarding the same;

ii.            With respect to the Trademarks, security interest in (1) all of [the][such] Grantor[‘s][s’] right, title and interest in and to the Trademarks now owned or from time to time after the date hereof owned or acquired by [the][such] Grantor, together with (2) all proceeds of such Trademarks, (3) the goodwill associated with such Trademarks and (4) all causes of action arising prior to or after the date hereof for infringement of such Trademarks or unfair competition regarding the same; and

iii.           With respect to the Patents, security interest in (1) all of [the][such] Grantor[‘s][s’] right, title and interest in and to the Patents now owned or from time to time after the date hereof owned or acquired by [the][such] Grantor, together with (2) all proceeds of such Patents and (3) all causes of action arising prior to or after the date hereof for infringement of such Patents or unfair competition regarding the same;

(b)          This Confirmatory Grant is made by [the][each] Grantor to Grantee on behalf of the Lenders to secure the satisfactory performance and payment when due of all the Secured Obligations. Upon payment in full of such Secured Obligations, other than contingent indemnification obligations for which no claim has been made, Grantee shall promptly execute, acknowledge and deliver to the Grantor[s], all reasonably requested instruments in writing releasing the security interest in the Intellectual Property acquired under this Confirmatory Grant.

3) Interpretation. This Confirmatory Grant and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Confirmatory Grant shall be governed by, and construed in accordance with, the law of the State of New York. The rights and remedies of Grantee with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Guarantee and Collateral Agreement and the other Loan Documents, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Confirmatory Grant are deemed to conflict with the Guarantee and Collateral Agreement, the provisions of the Guarantee and Collateral Agreement shall govern.

4) Recordation. The parties authorize the [directors of][Commissioner of] the [United States Copyright Office] [and] [the United States Patent and Trademark Office] to record this Confirmatory Grant.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, the parties hereto have executed this Confirmatory Grant effective as of the date first written above.

DEX MEDIA HOLDINGS, INC.,
as a Grantor

By:
Name:
Title:

DEX MEDIA, INC.,
as a Grantor

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Grantee

By:
Name:
Title:

Exhibit A

SCHEDULE OF U.S. COPYRIGHTS

Claimant	Directory Name	State	TX Number

Exhibit B

SCHEDULE OF U.S. TRADEMARKS

Owner	Jurisdiction	Mark	Reg. No.	Serial No.

Exhibit C

SCHEDULE OF U.S. PATENTS

Owner	Country	Patent or App Number	Patent Title

EXHIBIT B

[FORM OF GUARANTEE ASSUMPTION AGREEMENT]

GUARANTEE ASSUMPTION AGREEMENT, dated as of [                   ] [   ], [              ], by [NAME OF ADDITIONAL SUBSIDIARY GUARANTOR[S]], a [               ] ([the][each, an] “Additional Subsidiary Guarantor”), in favor of Wilmington Trust, National Association, as administrative agent for the parties defined as “Lenders” under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Dex Media Holdings, Inc., a Delaware corporation (“Holdings”) and Dex Media, Inc., a Delaware corporation (the “Borrower”) are parties to a [Second] Amended and Restated Credit Agreement, dated as of December [    ], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not otherwise defined herein having the meanings assigned to such terms in the Credit Agreement). In connection with the Credit Agreement, Holdings, the Borrower and the Subsidiary Guarantors and the Administrative Agent are parties to a [Second] Amended and Restated Guarantee and Collateral Agreement, dated as of December [__], 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).

Pursuant to Section 7.12 of the Guarantee and Collateral Agreement, [the][each] Additional Subsidiary Guarantor hereby agrees to become a “Guarantor” for all purposes of the Credit Agreement and Guarantee and Collateral Agreement (and hereby supplements each of the Annexes to the Guarantee and Collateral Agreement in the manner specified in Appendix A hereto). Without limiting the foregoing, [the] [each] Additional Subsidiary Guarantor hereby:

(a)          jointly and severally with the other Subsidiary Guarantors, guarantees to each Secured Party and their respective successors and permitted assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 2.01 of the Guarantee and Collateral Agreement) in the same manner and to the same extent as is provided in Section 2 of the Guarantee and Collateral Agreement;

(b)          as collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration, by liquidation or otherwise) of the Secured Obligations, pledges and grants to the Administrative Agent for the benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under the Collateral (excluding, for the avoidance of doubt, any Excluded Property), in each case, whether tangible or intangible, wherever located, and whether now owned by it or hereafter acquired and whether now existing or hereafter coming into existence, in the same manner and to the same extent as is provided in Section 4 of the Guarantee and Collateral Agreement; and

(c)          makes the representations and warranties set forth in Article III of the Credit Agreement and in Section 3 of the Guarantee and Collateral Agreement with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.

[The] [Each] Additional Subsidiary Guarantor hereby instructs its counsel to deliver any opinions to the Secured Parties as and to the extent required under the Loan Documents to be delivered in connection with the execution and delivery hereof.

This Guarantee Assumption Agreement and any right, remedy, obligation, claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Guarantee Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, [the][each] Additional Subsidiary Guarantor has caused this Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By
Title:

Accepted and agreed:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By
Title:

Appendix A

SUPPLEMENT[S] TO ANNEX[ES] TO GUARANTEE AND COLLATERAL AGREEMENT

Supplement to Annex 1:

[to be completed]

[Supplement to Annex 2:

[to be completed]

Supplement to Annex 3:

[to be completed]

Supplement to Annex 4:

[to be completed]

Supplement to Annex 5:

[to be completed]

Supplement to Annex 6:

[to be completed]

Supplement to Annex 7:

[to be completed]

EXHIBIT C-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For

U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dex Media, Inc., a Delaware corporation (the “Borrower”), Dex Media Holdings, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8BEN or Form W-8BEN-E changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20

EXHIBIT C-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For

U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dex Media, Inc., a Delaware corporation (the “Borrower”), Dex Media Holdings, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8BEN or Form W-8BEN-E changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                , 20

EXHIBIT C-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For

U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dex Media, Inc., a Delaware corporation (the “Borrower”), Dex Media Holdings, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is a beneficial owner of such participation is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the conduct of a U.S. trade or business by the undersigned nor any of its partners/members that is a beneficial owner of such participation.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8IMY, Form W-8BEN or Form W-8BEN-E changes or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments, or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20

EXHIBIT C-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For

U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of December 31, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dex Media, Inc., a Delaware corporation (the “Borrower”), Dex Media Holdings, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Wilmington Trust, National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members that is a beneficial owner of such Loan(s) is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is a beneficial owner of such Loan(s) is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members that is a beneficial owner of such Loan(s) is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the conduct of a U.S. trade or business by the undersigned nor any of its partners/members that is a beneficial owner of such Loan(s).

The undersigned has furnished, or concurrently herewith furnishes, the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exception: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, from each of such direct or indirect partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate or in such Form W-8IMY, Form W-8BEN or Form W-8BEN-E changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20

Exhibit D

FORM OF PROMISSORY NOTE

Principal Amount: $	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, Dex Media, Inc., a Delaware corporation (the “Borrower”), hereby promises to pay [                  ], or its registered assigns, (the “Lender”) the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of the Loan (as defined in that certain Amended and Restated Credit Agreement dated as of December 31, 2018 among the Borrower, Dex Media Holdings, Inc., a Delaware corporation, (“Holdings”) the lenders party thereto, Wilmington Trust, National Association, as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”)) of the Lender to the Borrower. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

(a)          The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of such Loan until such principal amount is paid in full in cash, at the interest rates and at the times in immediately available funds provided in the Credit Agreement.

(b)          This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is secured by the Collateral and is entitled to the benefits of the Guarantee and Collateral Agreement and the other Security Documents. Upon the occurrence and continuation of any Event of Default under the Credit Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

(c)          Loans made by the Lender shall be evidenced by one or more records or accounts maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and all payments made on the Loans; provided that any failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Note.

(d)          The Borrower hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure on the part of the holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

DEX MEDIA, INC.

By:

Name:

Title:

EXHIBIT E

[FORM OF] BORROWING NOTICE

[          ], 2018

Wilmington Trust, National Association,

as Administrative Agent under the

Credit Agreement referred to below

[50 South Sixth Street, Suite 1290

Minneapolis, MN 55402]

Attn: [Jeffrey Rose, Vice President]

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement, dated as of December 31, 2018 (as amended, amended and restated, modified and supplemented and in effect from time to time, the “Credit Agreement”), by and among Dex Media Holdings, Inc., a Delaware corporation, (“Holdings”), Dex Media, Inc., a Delaware corporation, (“the Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), and Wilmington Trust, National Association, as administrative agent for such lenders (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”). Capitalized terms used herein without definition are used as defined in the Credit Agreement.

The Borrower hereby gives you irrevocable notice, pursuant to Section 2.01(b) of the Credit Agreement of its request for Loans (the “Proposed Credit Extension”) under the Credit Agreement and, in that connection, sets forth the following information:

A.           The date (which shall be a Business Day) of the Proposed Credit Extension is [     ], 2018 (the “Credit Date”).

B.           The aggregate principal amount of the Loans requested hereunder for disbursement on the Credit Date is $[                 ].

The undersigned, being a Financial Officer of the Borrower, after due inquiry hereby certifies that on the date hereof and on the Credit Date, both before and after giving effect to the Proposed Credit Extension and any other Loan to be made on or before the Credit Date, no event has occurred and is continuing or would result from the consummation of the Proposed Credit Extension that would constitute a Default or an Event of Default.

[SIGNATURE PAGE FOLLOWS]

Very Truly Yours,

DEX MEDIA, INC.

By:

Name:

Title:

EXHIBIT F

SOLVENCY CERTIFICATE

[            ], 20[__]

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.           I am the Vice President of Finance of DEX MEDIA HOLDINGS, INC., a Delaware corporation (“Holdings”).

2.           Reference is made to that certain Amended and Restated Credit Agreement, dated as of December 31, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Holdings, Dex Media, Inc., a Delaware corporation, (the “Borrower”), the Lenders party thereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION as the Administrative Agent and as the Collateral Agent.

3.           I have reviewed the terms of Articles 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

4.           Based upon my review and examination described in paragraph 3 above, I certify, in my capacity as an officer of Holdings and not in any individual capacity, that as of the date hereof, after giving effect to the consummation of the Transactions, the Loan Parties are, on a consolidated basis, Solvent.

[Signature Page Follows]

The foregoing certifications are made and delivered as of the date first written above.

DEX MEDIA HOLDINGS, INC.

Name:
Title:

EXHIBIT G

CLOSING DATE CERTIFICATE

[         ], 20[__]

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1.           I am Vice President of Finance of DEX MEDIA HOLDINGS, INC., a Delaware corporation (“Holdings”).

2.           I have reviewed the terms of Section 4.01 of the Amended and Restated Credit Agreement, dated as of December 31, 2018 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Holdings, Dex Media, Inc. (the “Borrower”), the Lenders party thereto from time to time and WILMINGTON TRUST, NATIONAL ASSOCIATION as the Administrative Agent (the “Agent”), and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.          Based upon my review and examination described in Paragraph 2 above, I certify, in my capacity as an officer of Holdings and not in any individual capacity, on behalf of Holdings and the Borrower, that as of the date hereof:

(i)           The representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (except to the extent already qualified as to materiality in which case such representations and warranties shall be true in all respects) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (except to the extent already qualified as to materiality in which case such representations and warranties shall be true in all respects) on and as of such earlier date).

(ii)          No Default or Event of Default has occurred and is continuing as of the date hereof.

(iii)         There is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that could reasonably be expected to (x) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations or condition (financial or otherwise) of the Loan Parties and their respective Subsidiaries, taken as a whole, (y) adversely affect the ability of any Loan Party to perform its obligations under the Loan Documents or (z) adversely affect the rights and remedies of the Agent or the Lenders under the Loan Documents.

4.           Attached as Annex A hereto is a fully executed copy of that certain consent letter agreement, dated as of the date hereof, by and among Wells Fargo Bank, National Association, the Administrative Agent, Holdings and the Borrower, and any documents executed in connection therewith and I have reviewed the terms of each of such documents and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable us to express an informed opinion as to the matters referred to in paragraph 3.

5.           Attached hereto as Annex B are the Historical Financial Statements, which fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

[Signature Page Follows]

The foregoing certifications are made and delivered as of the first date written above.

Name:
Title: